Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

CENTRICUS ACQUISITION CORP.
(Purchaser)

Centricus Heritage LLC
(solely in its capacity as the Purchaser Representative)

ARQIT QUANTUM INC.
(Pubco)

ARQIT LIMITED
(Company)

DAVID JOHN WILLIAMS
(solely in his capacity as the Company Shareholders Representative)

and

THE COMPANY shareholderS SET FORTH HEREIN

Dated as of 12 May 2021

TABLE OF CONTENTS

ARTICLE I MERGER		8
1.1	MERGER	8
1.2	MERGER EFFECTIVE TIME	9
1.3	EFFECT OF THE MERGER	9
1.4	ORGANIZATIONAL DOCUMENTS OF SURVIVING COMPANY	9
1.5	DIRECTORS AND OFFICERS OF SURVIVING COMPANY	9
1.6	EFFECT OF MERGER ON PURCHASER SECURITIES	9
1.7	EFFECT OF MERGER ON PUBCO CAPITAL SHARES	10
1.8	SATISFACTION OF RIGHTS	10
1.9	LOST, STOLEN OR DESTROYED PURCHASER CERTIFICATES	10
1.10	TAKING OF NECESSARY ACTION; FURTHER ACTION	10
1.11	TAX CONSEQUENCES	11
ARTICLE II SHARE ACQUISITION		11
2.1	EXCHANGE OF COMPANY SHARES	11
2.2	CONSIDERATION	11
2.3	TRANSFER OF COMPANY SHARES AND OTHER UNDERTAKINGS	13
2.4	COMPANY OPTIONS	13
2.5	EARNOUT SHARES	13
2.6	FRACTIONAL SHARES	14
2.7	COMPANY SHAREHOLDER CONSENT	14
2.8	TERMINATION OF CERTAIN AGREEMENTS	14
2.9	RELEASE OF FUNDS FROM TRUST ACCOUNT	14
2.10	APPOINTMENT OF TRANSFER AGENT	15
2.11	WITHHOLDING	15
ARTICLE III CLOSING		15
3.1	CLOSING	15
ARTICLE IV WARRANTIES OF PURCHASER		15
4.1	ORGANIZATION AND STANDING	15
4.2	AUTHORIZATION; BINDING AGREEMENT	16
4.3	GOVERNMENTAL APPROVALS	16
4.4	NON-CONTRAVENTION	16
4.5	CAPITALIZATION	17
4.6	SEC FILINGS; PURCHASER FINANCIALS; INTERNAL CONTROLS	18
4.7	ABSENCE OF CERTAIN CHANGES	19
4.8	COMPLIANCE WITH LAWS	19
4.9	ACTIONS; ORDERS; PERMITS	19
4.10	TAXES AND RETURNS	20
4.11	EMPLOYEES AND EMPLOYEE BENEFIT PLANS	20

4.12	PROPERTIES	21
4.13	MATERIAL CONTRACTS	21
4.14	TRANSACTIONS WITH AFFILIATES	21
4.15	INVESTMENT COMPANY ACT; JOBS ACT	21
4.16	FINDERS AND BROKERS	21
4.17	CERTAIN BUSINESS PRACTICES	22
4.18	INSURANCE	22
4.19	INFORMATION SUPPLIED	23
4.20	TRUST ACCOUNT	23
4.21	WARRANTIES	24
4.22	KNOWLEDGE	24
ARTICLE V WARRANTIES OF PUBCO		24
5.1	ORGANIZATION AND STANDING	24
5.2	AUTHORIZATION; BINDING AGREEMENT	24
5.3	GOVERNMENTAL APPROVALS	24
5.4	NON-CONTRAVENTION	25
5.5	CAPITALIZATION	25
5.6	PUBCO ACTIVITIES	25
5.7	FINDERS AND BROKERS	25
5.8	INVESTMENT COMPANY ACT	25
5.9	INFORMATION SUPPLIED	26
ARTICLE VI WARRANTIES OF THE COMPANY		26
6.1	ORGANIZATION AND STANDING	26
6.2	AUTHORIZATION; BINDING AGREEMENT	26
6.3	CAPITALIZATION	27
6.4	COMPANY SUBSIDIARIES	28
6.5	GOVERNMENTAL APPROVALS	28
6.6	NON-CONTRAVENTION	28
6.7	FINANCIAL STATEMENTS	29
6.8	ABSENCE OF CERTAIN CHANGES	30
6.9	COMPLIANCE WITH LAWS	30
6.10	COMPANY PERMITS	30
6.11	LITIGATION	30
6.12	MATERIAL CONTRACTS	31
6.13	INTELLECTUAL PROPERTY	33
6.14	IT SYSTEMS	35
6.15	TAXES AND RETURNS	35
6.16	REAL PROPERTY	37
6.17	PERSONAL PROPERTY	37
6.18	TITLE TO AND SUFFICIENCY OF ASSETS	37

6.19	EMPLOYEE MATTERS	38
6.20	BENEFIT PLANS	40
6.21	ENVIRONMENTAL MATTERS	40
6.22	TRANSACTIONS WITH RELATED PERSONS	41
6.23	INSURANCE	41
6.24	DATA PROTECTION AND CYBERSECURITY	41
6.25	CERTAIN BUSINESS PRACTICES	42
6.26	INVESTMENT COMPANY ACT	43
6.27	FINDERS AND BROKERS	43
6.28	INFORMATION SUPPLIED	43
6.29	NO TID U.S. BUSINESS	44
ARTICLE VII WARRANTIES OF THE COMPANY SHAREHOLDERS		44
7.1	ORGANIZATION AND STANDING	44
7.2	AUTHORIZATION; BINDING AGREEMENT	44
7.3	OWNERSHIP	44
7.4	GOVERNMENTAL APPROVALS	45
7.5	NON-CONTRAVENTION	45
7.6	NO LITIGATION	45
7.7	INVESTMENT WARRANTIES	45
7.8	FINDERS AND BROKERS	46
7.9	INFORMATION SUPPLIED	46
ARTICLE VIII COVENANTS		46
8.1	ACCESS AND INFORMATION	46
8.2	CONDUCT OF BUSINESS OF THE COMPANY DURING THE INTERIM PERIOD	47
8.3	CONDUCT OF BUSINESS OF PURCHASER DURING THE INTERIM PERIOD	51
8.4	CONDUCT OF BUSINESS OF PUBCO DURING THE INTERIM PERIOD	53
8.5	PERMITTED ACTIONS	54
8.6	CONDUCT OF BUSINESS OF THE COMPANY AFTER THE RELEVANT DATE	55
8.7	COMPANY FINANCIALS	55
8.8	QUARTERLY MANAGEMENT ACCOUNTS AND ANNUAL FINANCIAL STATEMENTS	55
8.9	PURCHASER PUBLIC FILINGS	55
8.10	NO TRADING	55
8.11	NOTIFICATION OF CERTAIN MATTERS	56
8.12	ENDEAVOURS	56
8.13	FURTHER ASSURANCES	58
8.14	THE REGISTRATION STATEMENT	58
8.15	PUBLIC ANNOUNCEMENTS	59

8.16	CONFIDENTIAL INFORMATION	60
8.17	POST-CLOSING BOARD OF DIRECTORS AND OFFICERS OF PUBCO	61
8.18	INDEMNIFICATION OF DIRECTORS AND OFFICERS; TAIL INSURANCE	61
8.19	PURCHASER EXPENSES; TRUST ACCOUNT PROCEEDS	62
8.20	NEW REGISTRATION RIGHTS AGREEMENT	62
8.21	LOCK-UP AGREEMENTS	63
8.22	NON-COMPETE	63
8.23	NON-SOLICITATION OF EMPLOYEES	63
8.24	LIMITATIONS IN SCOPE	63
8.25	PUBCO EQUITY INCENTIVE PLAN	63
8.26	FURTHER ACTIONS	64
ARTICLE IX SURVIVAL		64
9.1	SURVIVAL	64
ARTICLE X CONDITIONS TO OBLIGATIONS OF THE PARTIES		64
10.1	CONDITIONS TO EACH PARTY’S OBLIGATIONS	64
10.2	CONDITIONS TO OBLIGATIONS OF THE COMPANY, PUBCO AND THE COMPANY SHAREHOLDERS	65
10.3	CONDITIONS TO OBLIGATIONS OF PURCHASER	65
10.4	FRUSTRATION OF CONDITIONS	66
ARTICLE XI TERMINATION AND EXPENSES		66
11.1	TERMINATION	66
11.2	EFFECT OF TERMINATION	67
11.3	FEES AND EXPENSES	68
ARTICLE XII WAIVERS AND RELEASES		68
12.1	WAIVER OF CLAIMS AGAINST TRUST	68
12.2	RELEASE AND COVENANT NOT TO SUE	69
ARTICLE XIII MISCELLANEOUS		69
13.1	NOTICES	69
13.2	BINDING EFFECT; ASSIGNMENT	71
13.3	THIRD PARTIES	71
13.4	GOVERNING LAW; JURISDICTION	71
13.5	SPECIFIC PERFORMANCE	71
13.6	EXCLUSIVE REMEDY	72
13.7	SEVERABILITY	72
13.8	AMENDMENT	72
13.9	WAIVER	72
13.10	ENTIRE AGREEMENT	72
13.11	INTERPRETATION	73
13.12	COUNTERPARTS	74

13.13	NO RECOURSE	74
13.14	COMPANY SHAREHOLDERS REPRESENTATIVE	75
13.15	PURCHASER REPRESENTATIVE	76
13.16	LEGAL REPRESENTATION	77
13.17	PAYMENTS	77
ARTICLE XIV DEFINITIONS		78
14.1	CERTAIN DEFINITIONS	78
14.2	SECTION REFERENCES	91

EXHIBITS

Exhibit A – Form of New Registration Rights Agreement

Exhibit B – Form of Lock-Up Agreement

Exhibit C – Form of Pubco Equity Incentive Plan

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of 12 May 2021 by and among:

(1)	Centricus Acquisition Corp., a Cayman Islands exempted limited liability company with registered number 368454 and whose registered office is at Ugland House, South Church Street, Grand Cayman KY1-1104, Cayman Islands (“Purchaser”);

(2)	Centricus Heritage LLC, a Cayman Islands limited liability company, solely in its capacity as the Purchaser Representative with registered number 3562 and whose registered office is at Ugland House, South Church Street, Grand Cayman KY1-1104, Cayman Islands (“Sponsor”);

(3)	Arqit Quantum Inc., a Cayman Islands exempted limited liability company with registered number 374857 and whose registered office is at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”);

(4)	Arqit Limited, a company limited by shares incorporated in England under registration number 10544841 and whose registered office is at 1st Floor, 3 More London Riverside, More London Place, London, England, SE1 2RE (the “Company”);

(5)	David John Williams of 1st Floor, 3 More London Riverside, More London Place, London, England, SE1 2RE, solely in his capacity as the Company Shareholders Representative; and

(6)	those shareholders of the Company whose details are set forth in Schedule 1 to this Agreement (the “Company Shareholders”),

Purchaser, Pubco, the Company, and the Company Shareholders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WHEREAS

(A)	The Company, directly and indirectly through the Company Subsidiaries, develops quantum encryption as a secure method of implementing a cryptographic protocol involving components of quantum mechanics.

(B)	As of the date of this Agreement, (i) David John Williams, a British citizen (“DJW”), (ii) David James Bestwick, a British citizen (“DJB”), and (iii) D2BW Limited (together with DJW and DJB, the “Key Company Shareholders”) directly own 295,291 Company Shares, 160,891 and 603,218 Company Shares, respectively, cumulatively representing approximately 85.20% of the Company Shares, and the Company Shareholders other than the Key Company Shareholders own 184,700 Company Shares, cumulatively representing approximately 14.80% of the Company Shares.

(C)	As of the date of this Agreement, the Company has outstanding (i) £1,000,000 of convertible loan notes under the 2018A Loan Note Instrument, (ii) £3,500,000 of convertible loan notes under the 2019B Loan Note Instrument and (iii) £10,500,000 of convertible loan notes under the 2020 FF Loan Note Instrument (collectively, the “Loan Notes”).

(D)	On or around the date of this Agreement, the Loan Note Holders each entered into a deed of noteholder, providing that, among other things, the Other Loan Note Holders will convert their respective Loan Notes into Company Loan Note Shares immediately prior to the Share Acquisition Closing. The convertible loan notes under the 2020 FF Loan Note Instrument will automatically convert into Company Loan Note Shares immediately prior to the Share Acquisition Closing in accordance with its terms.

(E)	Concurrently with the execution of this Agreement, the Other Loan Note Holders and the Future Fund shall enter into a loan note holder share purchase deed with Pubco in the Agreed Form, dated as of the date of this Agreement (the “LNH SPA”), providing that, among other things, the Other Loan Note Holders and the Future Fund shall sell their respective Company Loan Note Shares to Pubco in accordance with the terms and conditions of the LNH SPA.

(F)	Pubco is a newly incorporated Cayman Islands company that is a Cayman Islands tax resident and owned entirely by DJW, who is not a U.S. citizen or resident.

(G)	Concurrently with the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) will enter into subscription agreements (the “Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase 7,100,000 shares from the Purchaser, as specified therein immediately prior to the Merger Effective Time (the “PIPE Investment”).

(H)	The Parties desire and intend to effect a business combination transaction whereby (i) Purchaser will merge with and into Pubco (the “Merger”), as a result of which (a) the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company and (b) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (ii) Pubco will acquire all of the Company Shares in exchange for the issue to the Company Shareholders shares in Pubco and, if applicable, the payment of cash and Earnout Shares (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law.

(I)	On February 3, 2021, Purchaser entered into a Registration and Shareholder Rights Agreement with the Sponsor and the other “Holders” named therein (the “Sponsor Registration Rights Agreement”).

(J)	The boards of directors of Purchaser, the Company and Pubco have each (i) determined that the Transactions are in the best interests of their respective companies and likely to promote the success of the respective companies for the benefit of their respective shareholders as a whole, and (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein.

(K)	Certain capitalized terms used herein are defined in Article XIV hereof.

IT IS AGREED THAT:

Article I
MERGER

1.1          Merger. At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the plan of merger to be prepared by the Parties (the “Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Act, Purchaser, as a constituent party for the purpose of the Cayman Companies Act, and Pubco, as a constituent party for the purpose of the Cayman Companies Act, shall consummate the Merger, pursuant to which Purchaser shall be merged with and into Pubco with Pubco being the surviving entity for the purpose of the Cayman Companies Act, following which the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company. Pubco, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Purchaser for periods after the Merger Effective Time shall include the Surviving Company).

1.2         Merger Effective Time. Purchaser and Pubco shall cause the Merger to be consummated by filing the Plan of Merger and other Cayman Merger Filing Documents to be filed with the Cayman Registrar. The Merger shall become effective on the Merger Closing Date when the Plan of Merger is registered by the Cayman Registrar (the “Merger Effective Time”).

1.3         Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Purchaser and Pubco shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Purchaser and Pubco set forth in this Agreement to be performed after the Merger Effective Time.

1.4         Organizational Documents of Surviving Company. At the Merger Effective Time, the Surviving Company shall adopt new memorandum and articles of association to be agreed between Pubco, the Company and the Purchaser as soon as practicable after the date of this Agreement and in any event prior to Share Acquisition Closing (the “Amended Pubco Charter”).

1.5         Directors and Officers of Surviving Company. At the Merger Effective Time, the board of directors and executive officers of the Surviving Company shall be the directors and officers of Pubco, each to hold office in accordance with the Organizational Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified.

1.6         Effect of Merger on Purchaser Securities. Each Purchaser Public Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) Purchaser Ordinary Share and one-half (1/2) of a Purchaser Public Warrant in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6 below. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser or Pubco:

(a)           Purchaser Ordinary Shares. Every issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.6(c) below) shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. The holders of certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with this Section 1.6(a) and Section 1.7. Each certificate formerly representing Purchaser Ordinary Share (other those described in Section 1.6(c) below) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares in accordance with this Section 1.6(a).

(b)           Purchaser Warrants. (i) Every issued and outstanding Purchaser Public Warrant shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Public Warrant, and (ii) every issued and outstanding Purchaser Private Warrant shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Private Warrant. At the Merger Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares. At or prior to the Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(c)           Cancellation of Capital Shares Owned by Purchaser. At the Merger Effective Time, if there are any shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be cancelled and extinguished without any conversion thereof or payment therefor.

(d)           Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be accompanied by an appropriate instrument of transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(e)           No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, the Company or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.7         Effect of Merger on Pubco Capital Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any equityholder of Purchaser or Pubco, all of the shares of Pubco issued and outstanding immediately prior to the Merger Effective Time (excluding, for the avoidance of doubt, any Pubco Ordinary Shares issued at the Merger Effective Time) shall be repurchased for an amount of US$1.00, and DJW (as sole shareholder of Pubco immediately prior to the Merger Effective Time) hereby irrevocably consents to such repurchase.

1.8         Satisfaction of Rights. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

1.9         Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates representing Purchaser Securities shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an indemnity of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6.

1.10       Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Pubco, the officers and directors of Purchaser and Pubco are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11       Tax Consequences.

(a)          The Parties hereby agree and acknowledge that for U.S. federal income tax purposes (i) the Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and (ii) this Agreement is intended to constitute and the Parties hereby adopt this Agreement as a “plan or reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a). To the extent required to take a position, the Parties hereby agree to file all applicable Tax and other informational returns on a basis consistent with such characterization, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law after the date hereof. Each of the Parties acknowledge and agree that each (x) has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger does not qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

(b)          The Parties agree that if the Share Acquisition constitutes a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code of Company Shares by Pubco, the Company and the Company Shareholders will consider in good faith any request from Pubco to make an election pursuant to Section 338(g) of the Code with respect to the Share Acquisition (such election, a “Section 338 Election”) and Pubco shall not make a Section 338 Election without the prior written consent of the Company and the Company Shareholders. In connection with a Section 338 Election, at the time of the Share Acquisition Closing, the Company shall use commercially reasonable efforts to cause its wholly-owned subsidiary, Arqit Inc., a U.S. corporation, to provide Pubco a duly executed certification that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3), dated no more than 30 days prior to the Share Acquisition Closing Date, along with a duly executed notice to the Internal Revenue Service that meets the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to the Purchaser’s Representative; provided that, notwithstanding anything to the contrary in this Agreement, the sole remedy available to Purchaser and Pubco for any failure to provide such certification shall be to make a Tax withholding (if any) required under applicable Law in connection with payments made pursuant to this Agreement, it being understood that in no event shall any such failure to deliver such certification constitute a failure of a condition to the Share Acquisition Closing pursuant to Article X or otherwise.

Article II
SHARE ACQUISITION

2.1         Exchange of Company Shares. At the Share Acquisition Closing and subject to and upon the terms and conditions of this Agreement and the articles of association of the Company, the Company Shareholders shall sell and transfer to Pubco, and Pubco shall purchase from the Company Shareholders, all of the legal and beneficial title to the Company Shares with full title guarantee, free from all Liens and together with all rights attaching to the Company Shares at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Share Acquisition Closing).

2.2         Consideration.

(a)          Subject to and upon the terms and conditions of this Agreement, the aggregate consideration to be paid to each Company Shareholder shall be the product of the Per Share Merger Consideration Value multiplied by the number of Company Shares held by that Company Shareholder, as set out next to the name of the relevant Company Shareholder in the third column of Schedule 1 to this Agreement, as at Share Acquisition Closing (in respect of each Company Shareholder, its “Company Shareholder Merger Consideration”).

(b)          The Company Shareholder Merger Consideration in respect of each Company Shareholder shall comprise:

(i)             if such Company Shareholder has so elected in accordance with the terms of this Agreement, an amount in cash equal to that Company Shareholder’s Closing Cash Payment Amount, if any; and

(ii)            that Company Shareholder’s Closing Number of Shares.

(c)          Each Company Shareholder shall be entitled to receive their:

(i)             Closing Cash Payment Amount, if any (and only if such Company Shareholder has elected to receive a Closing Cash Payment Amount in accordance with the terms of this Agreement); and

(ii)            Closing Number of Shares,

in accordance with Section 2.2(f).

(d)          As soon as reasonably practicable (and, in any event, no later than 15 calendar days) after the date of this Agreement each Company Shareholder shall provide a completed Closing Notice to Pubco and its Transfer Agent:

(i)             instructing Pubco and its Transfer Agent to issue the Closing Number of Shares in respect of such Company Shareholder to such Company Shareholder in accordance with this Section 2.2; and

(ii)           confirming whether or not such Company Shareholder has elected to receive an amount in cash equal to that Company Shareholder’s Closing Cash Payment Amount as part of the Company Shareholder Merger Consideration in respect of that Company Shareholder. If a Company Shareholder does not provide to Pubco such written instructions within such 15 calendar day period, that Company Shareholder shall be deemed not to have elected to receive a Closing Cash Payment Amount, and the Company Shareholder Merger Consideration in respect of that Company Shareholder shall comprise only the Closing Number of Shares in respect of such Company Shareholder.

(e)          Each Company Shareholder’s Pro Rata Portion of the Closing Cash Payment Amount, if any (and only if such Company Shareholder has elected to receive a Closing Cash Payment Amount in accordance with the terms of this Agreement and the Closing Notice), shall be paid to such Company Shareholder’s bank account, the details of which are to be set out in the Closing Notice.

(f)           At Share Acquisition Closing, Pubco shall (i) issue to each Company Shareholder their Closing Number of Shares, and (ii) pay to each Company Shareholder their Closing Cash Payment Amount (if any) (only if such Company Shareholder has elected to receive a Closing Cash Payment Amount in accordance with the terms of this Agreement and the Closing Notice).

2.3         Transfer of Company Shares and Other Undertakings. At the Share Acquisition Closing, each Company Shareholder shall deliver or procure the delivery to Pubco of:

(a)          a duly executed stock transfer form in respect of its Company Shares to effect the transfer of its Company Shares (the “STFs”);

(b)          share certificates representing its Company Shares (“Company Certificate”). In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the relevant Company Shareholder may instead deliver to the Company an indemnity for lost certificate in form and substance reasonably acceptable to the Company and Pubco;

(c)          an irrevocable power of attorney in Agreed Form given by each Company Shareholder in favour of Pubco in respect of rights attaching to the Company Shares;

(d)          a copy of any power of attorney in Agreed Form under which any document to be executed by any Company Shareholder under this Agreement has been executed; and

(e)          a copy of the executed and undated resolution of the board of directors of the Company (1) approving the form of the STFs and the transfer of the Company Shares and Company Loan Note Shares from the Company Shareholders and the Loan Note Holders, respectively, to Pubco, (2) instructing the board of directors of the Company to update the Company’s register of members such that Pubco is entered in the register of members as the sole holder of all of the Company Shares and Company Loan Note Shares (subject only to due stamping), and (3) resolving that the necessary filings in connection with the aforementioned matters be submitted to the Registrar thereby notifying the Registrar of such matters.

2.4         Company Options. Pubco shall grant, on or as soon as reasonably practicable following the Share Acquisition Closing, subject to and upon the terms and conditions of this Agreement, in exchange for the cancellation and release of each Company Option by its holder, equivalent options over Pubco Ordinary Shares and the Company shall procure that each such holder of a Company Option will provide written consent to such exchange, cancellation and release.

2.5         Earnout Shares.

(a)          As additional consideration for the Share Acquisition, as promptly as reasonably practicable (but in any event, within ten (10) Business Days) after the satisfaction of the Earnout Condition, Pubco shall issue or cause to be issued to the Company Shareholders, in accordance with each Company Shareholder’s respective Pro Rata Portion, the Earnout Shares.

(b)          In the event the Earnout Condition is not satisfied within the period that is three (3) years following the Share Acquisition Closing Date, the contingent right and entitlement of the Company Shareholders to the Earnout Shares shall cease to exist.

(c)          Any issuance of Earnout Shares shall be treated as an adjustment to the consideration paid in the Share Acquisition, except to the extent otherwise required by applicable Law.

(d)          If, during the three years following the Share Acquisition Closing Date, there is a bona fide third party transaction that results in the Pubco Ordinary Shares (plus the Earnout Shares as though such shares were in issue) being converted into the right to receive cash or other consideration having a per share value (as adjusted for share splits, share dividends, reorganisations and recapitalisations) (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the board of directors of Pubco in good faith) (i) equal to or in excess of $12.50, then the Earnout Shares shall be issued to the Company Shareholders effective as of immediately prior to the consummation of such transaction, or otherwise treated as so issued in connection therewith, so as to ensure that the recipients of such Earnout Shares shall receive such Earnout Shares, and all proceeds thereof, in connection with such transaction, and (ii) less than $12.50, then the contingent right and entitlement of the Company Shareholders to the Earnout Shares shall cease to exist.

2.6          Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share or Earnout Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share or Earnout Share (after aggregating all fractional Pubco Ordinary Shares or Earnout Shares, as applicable, that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares or Earnout Shares, respectively, issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share or Earnout Share, respectively.

2.7          Company Shareholder Consent. Each Company Shareholder hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Company Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Company Shareholder as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents, any other agreement in respect of the Company to which such Company Shareholder is a party or bound and all applicable Laws. Each of the Company Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company’s Organizational Documents or otherwise as may affect the transactions contemplated by this Agreement and the Ancillary Documents (other than its rights pursuant to this Agreement). Further, subject to applicable Law, the Company and the Company Shareholders hereby waive any obligations of the parties under the Company’s Organizational Documents to the extent they relate to the transactions contemplated by this Agreement and the Ancillary Documents.

2.8          Termination of Certain Agreements. Without limiting the provisions of Section 2.7 or Section 12.2, the Company and the Company Shareholders hereby agree that, effective at the Share Acquisition Closing, any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company or its shares shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company. Further, the Company and the Company Shareholders hereby waive any obligations of the parties under any agreement described in the preceding sentence with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

2.9          Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use reasonable endeavours, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Share Acquisition Closing.

2.10        Appointment of Transfer Agent. Prior to the Merger Closing, Pubco shall appoint a transfer agent reasonably acceptable to Purchaser (the “Transfer Agent”), as its agent, for the purpose of (a) exchanging Purchaser Securities for Pubco Securities, and (b) issuing Exchange Shares. The Transfer Agent shall (a) exchange Purchaser Securities for Pubco Securities, and (b) issue Exchange Shares, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Plan of Merger, the Cayman Companies Act and customary transfer agent procedures and the rules and regulations of the Depository Trust Company.

2.11        Withholding. Purchaser, Pubco, the Company, the Transfer Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Other than with respect to any compensatory payments subject to payroll withholding, the Person intending to withhold shall use commercially reasonable efforts to notify the Person to whom amounts would otherwise be payable of any amounts that it intends to deduct and withhold at least 5 days prior to the payment with respect to which such amounts will be withheld (which notice shall set forth a description of the factual and legal basis for such withholding) and the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
CLOSING

3.1          Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Merger (the “Merger Closing”) shall occur on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be fulfilled at the Merger Closing, but subject to the satisfaction or waiver of such conditions), or at such other date as Purchaser, Pubco and the Company may agree in writing. Subject to the Merger Closing, the closing of the Share Acquisition (the “Share Acquisition Closing”) shall occur on the first (1st) Business Day following the Merger Closing. The date of the Merger Closing shall be referred to herein as the “Merger Closing Date”. The date of the Share Acquisition Closing shall be referred to herein as the “Share Acquisition Closing Date”. Each of the Merger Closing and Share Acquisition Closing shall take place virtually or at such place as Purchaser, Pubco and the Company may agree in writing, and at such times on the Merger Closing Date and the Share Acquisition Closing Date as Purchaser, Pubco and the Company agree in writing.

Article IV
WARRANTIES OF PURCHASER

Except as fairly disclosed, other than in respect of the Purchaser Fundamental Warranties, in (i) the disclosure schedules delivered by Purchaser to the Company and the Company Shareholders on the date hereof (the “Purchaser Disclosure Schedules”), or (ii) the SEC Reports that are available on the SEC’s website through EDGAR prior to the date of this Agreement, excluding disclosures referred to in e.g. “Forward-Looking Statements” and “Risk Factors”, and any other disclosures therein to the extent they are generally predictive or cautionary in nature or related to forward-looking statements, Purchaser warrants to the Company, Pubco and the Company Shareholders, as of the date hereof and as of the Merger Closing, as follows:

4.1          Organization and Standing. Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2          Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. Purchaser’s board of directors, at a duly called and held meeting or in writing as permitted by Purchaser’s memorandum and articles of association, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Purchaser in accordance with the Cayman Companies Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s shareholders vote in favour of the approval of this Agreement, the Merger, and the other Shareholder Approval Matters in accordance with the Cayman Companies Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Shareholder Approval Matters be submitted to the Purchaser’s shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3          Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, (c) the pre-merger notification requirements of the HSR Act if the Purchaser delivers notice that such a filing is required in accordance with section 8.12(b) and (d) registration of the Merger by the Cayman Registrar.

4.4          Non-Contravention. The execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5         Capitalization.

(a)          As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser preferred shares. All outstanding shares of Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Laws of the Cayman Islands, the Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b)          Except as set forth in Schedule 4.5(a) or Schedule 4.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting or transfer of any shares of Purchaser.

(c)          All Indebtedness of Purchaser as of the date of this Agreement is disclosed in Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, or (iii) the ability of Purchaser to grant any Lien on its properties or assets. As of the date hereof, Purchaser does not have any present intention, agreement, arrangement or understanding to enter into or incur, any additional obligations with respect to or under any Indebtedness.

(d)          Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6         SEC Filings; Purchaser Financials; Internal Controls.

(a)          Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Share Acquisition Closing. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the IPO (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)          As of the date of this Agreement, (i) the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, in the ticker of CENHU, CENH and CENHW, respectively, (ii) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (iii) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, and (iv) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(c)          The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d)          Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e)          Since the IPO, neither the Purchaser nor the Purchaser’s independent auditors has identified or been made aware of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser, (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a role in the internal controls over financial reporting of Purchaser or (iv) any written claim or allegation regarding any of the foregoing.

(f)           Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP, and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g)          There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of SOX.

(h)          To the Knowledge of Purchaser, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7         Absence of Certain Changes. As of the date of this Agreement, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) since the IPO, not been subject to a Material Adverse Effect.

4.8         Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

4.9         Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser or on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10       Taxes and Returns.

(a)          Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. Purchaser has timely paid, or caused to be paid, all material Taxes required to be paid, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.

(b)          There are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against Purchaser, in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser.

(c)          There are no material Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where Purchaser does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(d)          Purchaser does not have any material Liability for the Taxes of another Person as a transferee or successor or by contract (other than those entered into in the ordinary course of business the principle purpose of which is not Tax) and Purchaser is not a party to or bound by any other Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement with respect to Taxes (including closing agreement or other similar agreement relating to Taxes with any Governmental Authority).

(e)          Purchaser has never been a party to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)           Purchaser has never been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(g)          As of the date hereof, Purchaser is not and has never been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and is not treated as a U.S. corporation under Section 7874(b) of the Code.

(h)          Purchaser is not liable to pay any material stamp taxes in order to have valid title over any of its assets (excluding, for the avoidance of doubt, Company Shares and/or Company Loan Note Shares).

4.11       Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Except as set forth on Schedule 4.11, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

4.12       Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13       Material Contracts.

(a)          Except as set forth on Schedule 4.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any of its current or future Affiliates, any acquisition of material property by Purchaser or any of its current or future Affiliates, or restricts in any material respect the ability of Purchaser or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)          With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14       Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital stock as of the date hereof, on the other hand.

4.15       Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16       Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Schedule 4.16 shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Share Acquisition Closing, be due.

4.17       Certain Business Practices.

(a)          Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(b)          The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c)          None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine), or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five (5) fiscal years. Neither Purchaser nor any of its directors or officers, nor, to the knowledge of Purchaser, any other Representative acting on behalf of Purchaser has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

4.18       Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

4.19        Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates.

4.20        Trust Account. As of the date hereof, Purchaser had an amount of assets in the Trust Account of not less than three hundred and forty-five million dollars ($345,000,000). The funds held in the Trust Account are invested in U.S. government securities with a maturity of one hundred and eighty-five (185) days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 4.20 or Taxes, (ii) the Purchaser’s shareholders prior to the Merger Effective Time who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination, or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s shareholders) to any portion of the funds in the Trust Account. Prior to the Merger Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. The Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of the Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate, and as of the Merger Effective Time, the Purchaser shall have no obligation whatsoever pursuant to the Purchaser’s Organizational Documents to dissolve and liquidate the assets of the Purchaser by reason of the consummation of the transactions contemplated hereby. As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Pubco contained herein and the compliance by the Company and Pubco with their respective obligations hereunder, the Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser on the Share Acquisition Closing Date.

4.21        Warranties. The Purchaser acknowledges and agrees that, except as set forth in Articles V, VI (including the related portions of the Company Disclosure Schedules) and VII, no representations or warranties have been made by Pubco, the Company, the Company Shareholders or any of their respective Representatives.

4.22        Knowledge. So far as the Purchaser is aware, as at the date of this Agreement, there is no fact or circumstance which is likely to give rise to a claim by the Purchaser for breach of any of the warranties of the Company or the Company Shareholders set forth in this Agreement. For the purpose of this Section 4.22, the awareness of the Purchaser shall be deemed to be the actual knowledge of Garth Ritchie, Shay Badie, Hugh Nineham and Sayak Bhattacharya.

Article V
WARRANTIES OF PUBCO

Pubco warrants to Purchaser, the Company and the Company Shareholders, as of the date hereof and as of the Merger Closing, and in respect of the Pubco Fundamental Warranties, as of the Share Acquisition Closing, as follows:

5.1          Organization and Standing. Pubco is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Pubco has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Pubco is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Purchaser and the Company accurate and complete copies of its Organizational Documents, as currently in effect. Pubco is not in violation of any provision of its Organizational Documents in any material respect.

5.2          Authorization; Binding Agreement. Subject to filing the Amended Pubco Charter, Pubco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholder of Pubco and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco is a party has been or shall be when delivered, duly and validly executed and delivered by Pubco and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, subject to the Enforceability Exceptions.

5.3          Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco is required to be obtained or made in connection with the execution, delivery or performance by Pubco of this Agreement and each Ancillary Document to which it is a party or the consummation by Pubco of the transactions contemplated hereby and thereby, other than (a) such filings as are expressly contemplated by this Agreement, including the Amended Pubco Charter, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and (d) the pre-merger notification requirements of the HSR Act if the Purchaser delivers notice that such a filing is required in accordance with Section 8.12(b), (e) registration of the Merger by the Cayman Registrar and (f) all applicable approvals required under the Relevant UK National Security Law.

5.4          Non-Contravention. The execution and delivery by Pubco of this Agreement and each Ancillary Document to which it is a party, the consummation by Pubco of the transactions contemplated hereby and thereby, and compliance by Pubco with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of Pubco’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Pubco or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Pubco under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Pubco under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Pubco, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5          Capitalization. As of the date hereof and as of immediately prior to the Share Acquisition Closing, Pubco is authorized to issue a maximum of 469,000,001 Pubco Ordinary Shares and 30,999,999 Pubco Preference Shares, of which 10,000 Pubco Ordinary Shares are issued and outstanding, which are owned by DJW. Prior to giving effect to the transactions contemplated by this Agreement, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6          Pubco Activities. Since its formation, Pubco (i) has not engaged in any business activities other than as contemplated by this Agreement, (ii) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (iii) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and (iv) other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

5.7          Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco (excluding, for the avoidance of doubt, any fees or commissions as set forth on Schedule 6.27).

5.8          Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.9          Information Supplied. None of the information supplied or to be supplied by Pubco expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Pubco does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Company Shareholders or any of their respective Affiliates.

Article VI
WARRANTIES OF THE COMPANY

Except as fairly disclosed, other than in respect of the Company Fundamental Warranties, in (i) the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”), or (ii) the contents of the Data Room, the Company hereby warrants to Purchaser as of the date hereof and as of the Merger Closing, and in respect of the Company Fundamental Warranties, as of the Share Acquisition Closing, as follows:

6.1          Organization and Standing. The Company is a company duly organized, validly existing and in good standing under the Laws of England and Wales and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates would individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

6.2          Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents and any applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3         Capitalization.

(a)           The allotted and issued share capital of the Company consists of the Deferred Shares, 1,244,100 Company Shares and, subject to the conversion of the Loan Notes, 710,074 Company Loan Note Shares, and, save for the Deferred Shares, there are no other issued or outstanding equity interests of the Company. The Company Shareholders are the legal and beneficial owner of all of the issued Company Shares and, subject to the conversion of the Loan Notes, the Loan Note Holders are the legal and beneficial owner of all of the Company Loan Note Shares, with each Company Shareholder owning the Company Shares set forth opposite the name of such Company Shareholder in Schedule 1 to this Agreement, all of which Company Shares are owned by the Company Shareholders free from any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws or as set forth in Schedule 1 to this Agreement. After giving effect to the Share Acquisition and the transactions contemplated under the LHN SPA, Pubco shall own all of the issued share capital of the Company free from any Liens other than those imposed under the Company’s Organizational Documents and applicable securities Laws. All of the issued shares of the Company have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the UK Companies Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(b)           Other than the Company Option Plan, no Target Company currently has, and no Target Company has had, since its formation, any stock option or other equity incentive plans. Other than the Company Option Plan, there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company Shareholders pursuant to Section 2.7 hereof, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Company Shares. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. As a result of the consummation of the transactions contemplated by this Agreement, other than in respect of the Loan Notes, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)           Since January 1, 2019, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4         Company Subsidiaries. All of the outstanding equity securities of each Company Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable Laws). There are no Contracts to which the Company or any of its Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary of the Company other than the Organizational Documents of any such Company Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary of the Company is a party or which are binding upon any Company Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Company Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary of the Company. No Company Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except for in respect of the JV Company: (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person; (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement; and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

6.5         Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which it is or required to be a party or otherwise bound, or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and (c) the pre-merger notification requirements of the HSR Act if the Purchaser delivers notice that such a filing is required in accordance with Section 8.12(b).

6.6         Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7         Financial Statements.

(a)          True and correct copies of the Management Accounts have been provided to Purchaser. As used herein, the term “Management Accounts” means, collectively, the spreadsheet of unaudited monthly reporting information of the Company, consisting of a balance sheet and cash flow for the period beginning on October 1, 2020 and ended on March 31, 2021.

(b)          The Management Accounts were prepared from the books and records of the Company as of the times and for the periods referred to therein. The profit and loss accounts included in the Management Accounts fairly present in all material respects the results of operations of the Company for the periods presented; provided, however, that the Management Accounts are subject to normal year-end audit adjustments.

(c)          When made available pursuant to Section 8.5, the Company Financials shall (i) be prepared from the books and records of the Company or the Target Companies as of the times and for the periods referred to therein, (ii) be prepared in accordance with IFRS, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated.

(d)          Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are in accordance with applicable Law and provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iii) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the three (3) years immediately preceding the date of this Agreement, no Target Company or its employees or directors (or, to the Knowledge of the Company, any of its other its Representatives) in each case, acting on behalf of the Company has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(e)          As of the date hereof, the Target Companies do not have any Indebtedness other than the Loan Notes and the Indebtedness set forth on Schedule 6.7(e), and in such amounts (including principal and any accrued but unpaid interest with respect to such Indebtedness), as set forth therein. Except as disclosed on Schedule 6.7(e) and other than in respect of the Loan Notes, no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(f)           Except as set forth on Schedule 6.7(f), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), except for those that will be reflected or reserved on or provided for in the balance sheet of the Company contained in the Company Financials, or are not material and were incurred after December 31, 2020 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

6.8         Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, each Target Company, since January 1, 2021, (i) has conducted its business only in the ordinary course of business consistent with past practice, (ii) has not been subject to a Material Adverse Effect, and (iii) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9         Compliance with Laws. Except as set forth on Schedule 6.9 and where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound each Target Company is and, in the three (3) years immediately preceding the date of this Agreement has been, in compliance with, and not in conflict, default or violation of, any applicable Laws, including for the avoidance of doubt non-compliance with any anti-tax evasion Laws that give rise to a need for a Target Company to maintain appropriate Tax evasion prevention procedures, and no Target Company has received, in the three (3) years immediately preceding the date of this Agreement, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound in any material respect.

6.10       Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and in the three (3) years immediately preceding the date of this Agreement, no Target Company has received any written, or to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

6.11       Litigation. Except as described on Schedule 6.11, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened since the date of its formation), or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the date of its formation, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. The items listed on Schedule 6.11, if finally determined adverse to the Target Companies, will not be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Since the date of its formation, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of any Target Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.12       Material Contracts.

(a)          Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company are bound (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i)             contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person in each case in any material respect, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favoured pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)            relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii)           evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000 other than in respect of the Loan Notes;

(iv)           involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v)            involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 or shares or other equity interests of any Target Company or another Person;

(vi)           relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)          by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $2,000,000 in the aggregate;

(viii)         contains licenses, sublicenses and other agreements or permissions, under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property of a third party, excluding (A) Immaterial Licenses, (B) licenses for Open Source Materials and (C) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and other agreements for Software (or the provision of Software-enabled services) that is commercially available to the public generally with license, maintenance, support and other fees of less than $500,000 per year (“Material Inbound Licenses”);

(ix)            pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contracts with Contributors substantially in the form of the templates of written Contracts provided by the Company to Purchaser entered into in the ordinary course of business consistent with past practice, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(x)             pursuant to which any Target Company has granted to any third party any license, right, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Immaterial Licenses (“Material Outbound Licenses”);

(xi)            for, or relating to, the employment or hiring or engagement for services of any director, officer, employee, or consultant of the Company that is not terminable by any Target Company with notice without any cost or other Liability (except as required by Law), including any Contract requiring the relevant Target Company to make a payment to any employee on account of any transaction contemplated by this Agreement or any Ancillary Document;

(xii)          obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xiii)         is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

(xiv)         is a labour agreement, collective bargaining agreement, or other labour-related agreement or arrangement with any labour union, labour organization, works council or other employee-representative body;

(xv)          obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xvi)         relates to a settlement of any Action entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xvii)        provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xviii)       that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)          Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received or served written notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

6.13       Intellectual Property.

(a)          Schedule 6.13(a)(i) sets forth, as of the date hereof, a complete and accurate list and details of all registered and applied-for Intellectual Property owned (or purported to be owned) by a Target Company (“Company Registered IP”). Except as set forth on Schedule 6.13(a)(iv), the Target Companies exclusively own all Company Owned IP, free and clear of all Liens (other than Permitted Liens), without obligation to pay royalties, licensing fees or other fees to any third party with respect to such Company Owned IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP. All Company Registered IP is subsisting and, to the Knowledge of the Company, all Company Registered IP (excluding applications for registration) are valid and enforceable (and there have been no acts or omissions that the Company is aware of that would prejudice the enforcement by the Target Companies, including acquiescence by any Target Company in any unauthorised use by third parties).

(b)          The Target Companies either own, or have valid licenses or rights to use, all material Intellectual Property required to carry on the business of the Target Companies as conducted in the twelve months prior to this Agreement.

(c)          The Material Inbound Licenses constitute all of the licenses, sublicenses and other agreements or permissions for material third-party Intellectual Property necessary to operate the business of the Target Companies as conducted in the twelve months prior to the date of this Agreement. Each Target Company (i) has performed all material obligations imposed on it in the applicable Company IP Licenses, (ii) has made all material payments required under the applicable Company IP Licenses to date, and (iii) such Target Company is not in material breach or material default of any applicable Company IP License. No notice of termination of any Material Inbound Licenses has been received or served by any Target Company and, to the Knowledge of the Company, there are no grounds on which they might be terminated. None of the Target Companies is a party to any Contract pursuant to which any Intellectual Property is exclusively licensed by or to a Target Company. no disputes have arisen in the past three (3) years of which the Company has received written notice and to the Knowledge of the Company, no circumstances exist which are likely to give rise to a dispute, under the Material Inbound Licenses.

(d)          As at the date of this Agreement, no Action is pending or, to the Company’s Knowledge, threatened in writing against a Target Company, that challenges the validity, enforceability or ownership of, or the Target Companies’ right to use, sell, exploit, license or sublicense, any material Company Owned IP, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. During the past three (3) years, no Target Company has received any written, or to the Knowledge of the Company, oral notice or claim, asserting that the business activities of any Target Company have Infringed or are Infringing the Intellectual Property of any other Person in any material respect. No Infringement or similar claim or Action is, to the Knowledge of the Company, threatened against any Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Target Company with respect to any such claim or Action, and during the past three (3) years, none of the Target Companies has received written notice claiming, or demanding any of the foregoing with respect to any such claim or Action, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. There are no subsisting Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Company Owned IP in any material respects, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third party’s Intellectual Property, or (iii) grant any third party any ownership or exclusive rights with respect to any Company Owned IP. To the Knowledge of the Company, no Target Company is currently Infringing, or has, in the past three (3) years, Infringed any Intellectual Property of any other Person in any material respect. To the Company’s Knowledge, no third party is Infringing any Company Owned IP in any material respect. During the past three (3) years, no Target Company has notified any third party or otherwise alleged that a third party is, Infringing any Company Owned IP.

(e)          All current and former founders, employees, consultants and independent contractors who created any material Company Owned IP (each, a “Contributor”) have executed a valid written agreement that assigned to a Target Company the Contributor’s right, title and interest in such material Company Owned IP. To the Knowledge of the Company, no Contributors have claimed any ownership interest in any Company Owned IP within the past three (3) years.

(f)           Each Target Company has taken reasonable endeavours to protect and maintain the secrecy and confidentiality of all Trade Secrets and confidential information owned or held by the Target Companies, and to the Knowledge of the Company, has not been subject to unauthorised access by a third party.

(g)          Except as specified in Schedule 6.13(g), (i) no funding, facilities or personnel of any Governmental Authority, university or research centre were used, directly or indirectly, to develop, create, or reduce to practice, in whole or in part, any Company Owned IP, and (ii) no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research centre owns or otherwise holds, or has the right to obtain, any rights to any Company Owned IP. The Target Companies are not now, and have never been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates a Target Company to grant or offer to any other Person any license or other right to any Company Owned IP.

(h)          The consummation of the Transactions will not (i) result in the material breach or termination of any payments by a Target Company under any Material Contract; (ii) result in incremental loss of material Intellectual Property rights; and (iii) trigger the release of, or create an obligation to release, source code for Company Software.

(i)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company (i) no Target Company is in breach of any material terms or conditions of any relevant licenses of Open Source Materials incorporated into any material Company Products; and (ii) since January 1, 2019, no Target Company has received any claim from a third party, or knows of any claim by a third party, that any material Company Products incorporates, is integrated with, or, links to any Open Source Materials in such a manner that requires the Target Company to distribute any material proprietary source code for such Company Product under the terms of a license to such Open Source Materials and, to the Knowledge of the Company, there would be no reasonable basis for such a claim to be made by a third party.

(j)           No source code for any Company Software has been (or is required to be) delivered, licensed or made available to any escrow agent or other Person who is not an employee, contractor, consultant, agent or sub-contractor performing services solely for the benefit of a Target Company, and who is not subject to enforceable confidentiality obligations.

6.14       IT Systems.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, the IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Target Companies as currently conducted. None of the Target Companies has experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. Each Target Company has implemented and maintains measures to provide for the back-up and recovery of all data and information necessary to the conduct of the business of such Target Company (including such data and information that is stored on magnetic or optical media in the ordinary course).

(b)          To the Company’s Knowledge and except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, none of the Company Software or IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.

(c)          The Target Companies maintain business continuity and disaster recovery plans that are adequate to ensure that the IT Systems can be replaced, restored or substituted without material disruption to the operations of the Target Companies’ business as currently conducted.

6.15       Taxes and Returns. Except as set forth on Schedule 6.15:

(a)          Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be paid, all material Taxes required to be paid, other than such Taxes for which adequate reserves have been established in accordance with IFRS.

(b)          Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c)          There are no material claims, assessments, audits, examinations, investigations or other material actions pending or in progress against any Target Company, in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company. No Target Company has paid, within the past six years ending on the date of this Agreement any material penalty, fine, surcharge or interest charged by virtue of any applicable Tax Laws.

(d)          There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(e)          To the Knowledge of the Company, no Target Company has, or has ever had, a permanent establishment, branch or representative office in any country other than the country of its organization.

(f)           No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than one where the Target Companies are the only members. No Target Company has any material Liability for the Taxes of another Person as a transferee or successor or by contract (other than those entered into in the ordinary course of business the principle purpose of which is not Tax) and no Target Company is a party to or bound by any other Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement with respect to Taxes (including closing agreement or other similar agreement relating to Taxes with any Governmental Authority).

(g)          The Company is registered for value added tax.

(h)          No Target Company has been a party within the past two (2) years to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(i)           No Target Company is a “controlled foreign corporation” within the meaning of Section 957 of the Code. As at the date of this Agreement only, to the Knowledge of the Company, none of the Company Shareholders is a “US Shareholder” (within the meaning of Code Section 951(b)).

(j)           As of the date hereof, no Target Company is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(k)          No Target Company is liable to pay any material stamp taxes in order to have valid title over any of its assets.

(l)           No Target Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. No Target Company has been a party to any “reportable cross border arrangement” as defined in 3(19) of Directive 2011/16/EU as amended by Directive (EU) 2018/822 that has not yet been reported.

(m)         No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Share Acquisition Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Share Acquisition Closing, (ii) the use of an improper method of accounting for any taxable period (or portion thereof) ending on prior to the Share Acquisition Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed prior to the Share Acquisition Closing or (iv) any prepaid amount or deferred revenue received or accrued on or prior to the Share Acquisition Closing.

(n)          To the Knowledge of the Company, as of the date hereof, no Target Company is treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

6.16       Real Property. Schedule 6.16 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and material documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.17       Personal Property. Except as set forth in Schedule 6.17, all items of Personal Property with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.18       Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet of the Company and (d) Liens set forth on Schedule 6.18. The assets (including contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.19       Employee Matters.

(a)          Except as set forth in Schedule 6.19(a), no Target Company is a party to, or bound by, any labour agreement, collective bargaining agreement or other labour-related Contract, agreement or arrangement with any labour union, labour organization, works council, group of employees or other representative of any of the employees of any Target Company; there are no labour agreements, collective bargaining agreements or any other labour-related Contracts, agreements or arrangements that pertain to any of the employees of any Target Company; and no employees of any Target Company are represented by any labour union, labour organization or works council with respect to their employment with any Target Company.

(b)          The Company has no Knowledge of any activities or proceedings of any labour union or other party to organize or represent any employees of the Target Company; no labour union, labour organization, works council, or group of employees of any Target Company has made a pending demand for recognition or certification; and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labour relations tribunal or authority. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labour activity with respect to any such employees.

(c)          The Target Company has satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labour union, labour organization or works council, which is representing any employee of any Target Company, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(d)          Schedule 6.19(d) sets forth all unresolved labour controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company.

(e)          No current officer of a Target Company has, to the Knowledge of the Company, provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company.

(f)           Except as set forth in Schedule 6.19(f), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labour relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labour practices against a Target Company, (ii) is not delinquent in payments to any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business, (iii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iv) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(g)          No Target Company is party to a settlement agreement with a current or former officer, employee or independent contractor of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment or other discrimination have been made against any employee or officer of a Target Company.

(h)          To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.

(i)           Each individual who is currently providing services to any Target Company, or who previously provided services to any Target Company, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by such Target Company. Each individual who is currently providing services to any Target Company through a third party service provider, or who previously provided services to any Target Company through a third party service provider, is not or was not an employee of any Target Company. No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(j)           Since January 1, 2020, the Target Companies have not engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent, and the Target Companies do not have plans to engage in any such layoffs, furloughs or employment terminations (excluding terminations for cause) within the next six (6) months. The Target Companies have sufficient employees to operate the business of the Target Companies as currently conducted.

(k)          (i) Copies of standard form employment agreements applicable to the employees of each Target Company have been made available to Purchaser by the Company and no such employee is engaged on terms which deviate in any material way from these standard forms, and (ii) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written agreement, or commitment or any applicable Law, custom, trade or practice.

(l)           Schedule 6.19(l) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration. Each such independent contractor is a party to a written contract with a Target Company and has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s Contract. For the purposes of applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor’s engagement is terminable by any Target Company with notice, without any obligation of any Target Company to pay severance or a termination fee.

(m)         No employee has transferred into employment with a Target Company by means of a relevant transfer pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006.

6.20       Benefit Plans.

(a)           Set forth on Schedule 6.20(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). Except as set forth on Schedule 6.20(a), no Target Company maintains or contributes to (or has an obligation to contribute to) or has or could have any liability to. No Company Benefit Plan is a defined benefit pension plan.

(b)           With respect to each Company Benefit Plan, the Company has made available to Purchaser accurate and complete copies of the current plan documents and all material communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c)           With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d)           Except as set forth in Schedule 6.20(d), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation whether under any Company Benefit Plan or under any applicable Law or otherwise; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits, or in respect of, any director, employee or independent contractor of a Target Company.

6.21       Environmental Matters. Except as set forth in Schedule 6.21:

(a)           Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b)           To the Company’s Knowledge, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

6.22       Transactions with Related Persons. Except as set forth on Schedule 6.22, no Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Schedule 6.22, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Schedule 6.22, or as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

6.23       Insurance.

(a)                Schedule 6.23(a) lists all material insurance policies (and all material details in relation thereto) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. Except as would not, individually or in the aggregate, be material to any Target Company, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge and except as would not, individually or in the aggregate, be material to any Target Company, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Share Acquisition Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since January 1, 2019, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)                Since the formation of the Company and the Target Companies, no Target Company has made any insurance claim in excess of $50,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since its formation, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

6.24       Data Protection and Cybersecurity.

(a)                For the purposes of this Section 6.24, the terms “controller,” “data subject,” “personal data,” “personal data breach,” “processor,” “processing” (and its cognates), and “special categories of personal data” shall have the meaning given to them in the GDPR.

(b)               Each Target Company complies in all material respects with all Data Protection Laws and contractual obligations relating to the privacy, security, processing, transfer and confidentiality of personal data. Each Target Company has (i) implemented and maintains appropriate policies, notices, logs, and procedures in relation to the processing and transfer of personal data and carried out regular staff training, testing, audits or other mechanisms designed to ensure and monitor compliance with such policies and procedures to demonstrate compliance with Data Protection Laws, (ii) maintained and keeps up-to-date records of all its personal data processing activities as required under Data Protection Laws, (iii) issued materially compliant processing notices to the relevant data subjects in accordance with Data Protection Laws, (iv) to the extent legally required, obtained all appropriate consents, approvals and/or authorization to process and transfer such personal data lawfully and in accordance with Data Protection Laws, including in relation to the placement of cookies or similar technologies on the devices of users of each Target Company’s website.

(c)                Each Target Company has implemented and maintains appropriate technical and organizational measures to protect personal data and other data relating to the business of the Target Company against personal data breaches and cybersecurity incidents, as monitored through regular external penetration tests and vulnerability assessments (including by remediating any and all material identified vulnerabilities).

(d)                In the past two (2) years, no Target Company has (i) suffered, or has discovered, any personal data breach or security breach or, to the Knowledge of the Company, intrusion into a Target Company’s computer networks or systems or any other computer networks or systems containing personal data or a Target Company’s data, (ii) been subject to any actual, pending, or threatened investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received any actual, pending, or threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws, except where such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole.

(e)                The systems used by the Target Companies to store or use personal data are all located inside the European Economic Area or the United Kingdom.

(f)                To the extent any personal data originating in the United Kingdom or European Economic Area is transferred by a Target Company outside of the United Kingdom or European Economic Area (as applicable), this is carried out in accordance with Data Protection Laws and with appropriate safeguards in place for such transfer.

(g)               Each Target Company that processes personal data is registered with the United Kingdom Information Commissioner, and has paid any relevant fees, to the extent it is required to do so under Data Protection Laws.

(h)                No Target Company is, or has been, an operator of essential services or a relevant digital service provider as defined in the NIS Directive and has no reason to believe it would be so classified in the future.

6.25       Certain Business Practices.

(a)               Since its formation, no Target Company, nor any of their respective directors or employees (or, to the Company’s Knowledge any other Representative) acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. Since its formation, no Target Company, nor any of their respective directors or employees (or, to the Company’s Knowledge any other Representative) acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(b)                Since its formation, the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)                No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine), or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five (5) fiscal years. No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

6.26       Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.27       Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Pubco, the Company Shareholders, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.28       Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco or any of their respective Affiliates.

6.29        No TID U.S. Business. No Target Company is a “TID U.S. business,” as defined at 31 C.F.R. § 800.248.

Article VII
WARRANTIES OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, solely on behalf of himself, herself or itself, as applicable, hereby warrants severally (not jointly and not jointly and severally) to Purchaser and the Company, as of the date hereof and as of the Merger Closing and as of the Share Acquisition Closing, as follows:

7.1          Organization and Standing. Each Company Shareholder, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2          Authorization; Binding Agreement. Each Company Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which he, she or it is a party, to perform the Company Shareholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each Company Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by each Company Shareholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company Shareholders, enforceable against each Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

7.3          Ownership. Each Company Shareholder owns good, valid and marketable title to all of the Company Shares set forth opposite the name of such Company Shareholder in Schedule 1 to this Agreement, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which any Company Shareholder is a party or by which any Company Shareholder is bound, with respect to the voting or transfer of any of the Company Shares other than this Agreement. Upon transfer of the Company Shareholder’s Company Shares to Pubco on the Share Acquisition Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares and good, valid and marketable title to such Company Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4          Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Company Shareholders is required to be obtained or made in connection with the execution, delivery or performance by the Company Shareholders of this Agreement or any Ancillary Documents to which they are a party or the consummation by the Company Shareholders of the transactions contemplated hereby or thereby other than (a) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, (c) the pre-merger notification requirements of the HSR Act if the Purchaser delivers notice that such a filing is required in accordance with Section 8.12(b), and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of any Company Shareholder to consummate the Transactions.

7.5          Non-Contravention. The execution and delivery by each Company Shareholder of this Agreement and each Ancillary Document to which they are a party or otherwise bound and the consummation by each Company Shareholder of the transactions contemplated hereby and thereby, and compliance by each Company Shareholder with any of the provisions hereof and thereof, will not, (a) if the relevant Company Shareholder is an entity, conflict with or violate any provision of the Company Shareholder’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to the relevant Company Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the relevant Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the relevant Company Shareholder under, (viii) give rise to any obligation to obtain any third party consent, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the relevant Company Shareholder is a party or the relevant Company Shareholder or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of the relevant Company Shareholder to consummate the Transactions.

7.6          No Litigation. There is no Action pending or, to the Knowledge of the Company Shareholder, threatened, nor any Order is outstanding, against or involving the Company Shareholder, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of any Company Shareholder to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the relevant Company Shareholder is or is required to be a party.

7.7          Investment Warranties. The Company Shareholders do not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third party, with respect to the Exchange Shares. Each Company Shareholder has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to each Company Shareholder or the Company Shareholder’s Representatives pertaining to an investment in Pubco and has consulted, as each Company Shareholder has deemed advisable, with his, her or its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Company Shareholder. Each Company Shareholder acknowledges that the Exchange Shares may be subject to dilution for events not under the control of the Company Shareholders. Each Company Shareholder has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for the Company Shareholders and their particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Purchaser or their respective Representatives. Each Company Shareholder acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules) and Article V, no representations or warranties have been made by Pubco, Purchaser or any of their respective Representatives, and that each Company Shareholder has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco, or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. The Company Shareholders: (A) have been represented by counsel (or have had the opportunity to consult with independent counsel and has declined to do so); (B) have carefully read and fully understand this Agreement in its entirety and has had it fully explained to it or him by counsel; (C) are fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (D) are competent to execute this Agreement and have executed this Agreement free from coercion, duress or undue influence.

7.8         Finders and Brokers. To the Knowledge of the Company Shareholders, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Pubco or the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company Shareholder (excluding, for the avoidance of doubt, any fees or commissions as set forth on Schedule 6.27).

7.9         Information Supplied. None of the information supplied or to be supplied by the Company Shareholders expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company Shareholders expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Company Shareholder makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco or their respective Affiliates.

Article VIII
COVENANTS

8.1         Access and Information.

(a)          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Merger Closing (the “Interim Period”), subject to Section 8.16, each of the Company and Pubco shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies or Pubco, as Purchaser or its Representatives may reasonably request regarding the Target Companies or Pubco and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of the Representatives of the Company and Pubco to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Pubco. Purchaser hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b)          During the Interim Period, subject to Section 8.16, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company or its Representatives may reasonably request regarding Purchaser and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

8.2         Conduct of Business of the Company during the Interim Period.

(a)          Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed and for these purposes a period longer than five (5) days shall be deemed to be “unreasonable”), during the Interim Period and subject always to Section 8.5 and Section 8.6, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.2, or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Target Companies and their operations, the Company shall, and shall cause the other Target Companies: (i) to conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and (ii) comply with all Laws in all material respects applicable to the Target Companies and their respective businesses, assets and employees.

(b)          Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement (including, but not limited to, Section 8.26) or any Ancillary Document, or as set forth on Schedule 8.2, or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Target Companies and their operations, during the Interim Period and subject always to Section 8.5 and Section 8.6, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed and for these purposes a period longer than five (5) Business Days shall be deemed to be “unreasonable”), the Company shall not, and shall cause the other Target Companies not to:

(i)            amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)           authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities, other than in the ordinary course of business of the Company where recruitment involves options being offered, provided that any persons to whom such options are granted shall be required to rollover such options in accordance with the terms of this Agreement as if such person had been a optionholder of the Company immediately prior to the date of this Agreement and such options in aggregate do not exceed the number of options currently available for grant under the current share option pool;

(iii)          split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)          incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $2,000,000 in the aggregate, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business consistent with past practice;

(v)           (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business consistent with past practice, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than as set forth on Schedule 8.2 or (except with respect to a director, officer or manager) in the ordinary course of business consistent with past practice, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than as set forth on Schedule 8.2 in connection with the transactions contemplated under this Agreement or (except with respect to a director, officer or manager) in the ordinary course of business consistent with past practice, (F) hire any employee with an annual base salary greater than or equal to $200,000 or engage any person as an independent contractor other than in the ordinary course of business consistent with past practice, or (G) terminate the employment of any employee other than for cause or in the ordinary course of business consistent with past practice;

(vi)           waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

(vii)          unless required by applicable Law, (i) modify, extend or enter into any labour agreement, collective bargaining agreement, or other labour-related agreement or arrangement with any labour union, labour organization, works council or other employee-representative body; or (ii) recognize or certify any labour union, labour organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

(viii)         make, change or rescind any election relating to Taxes, settle any material action relating to Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law) with any Governmental Authority;

(ix)           other than in the ordinary course of business, (A) sell, transfer or license any Intellectual Property to any Person, other than Immaterial Licenses, (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company Registered IP, or (C) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

(x)            terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business and consistent with past practice;

(xi)           fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xii)          establish any Subsidiary or enter into any material new line of business;

(xiii)         fail to use reasonable endeavours to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect in a manner materially detrimental to any Target Company;

(xiv)         except as part of the Company’s ongoing preparation for the Listing, in accordance with PCAOB preparedness and Section 402 of SOX, revalue any of its material assets or make any change in accounting methods, principles or practices;

(xv)         waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Company Financials, as applicable;

(xvi)        close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xvii)       acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xviii)       except in respect of expenditures in connection with the satellite build made in the ordinary course of business, make any capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate);

(xix)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xx)          voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or other Contract not required to be disclosed as a Company Material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.2 during the Interim Period, or pursuant to a Company Benefit Plan, in each case other than in the ordinary course of business of the Company;

(xxi)        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than licensing of Intellectual Property in the ordinary course of business consistent with past practice;

(xxii)       enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company;

(xxiii)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions;

(xxiv)       accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;

(xxv)        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxvi)      authorize or agree in writing to do any of the foregoing actions.

(c)          Without limiting Section 8.2(a) and 8.2(b), during the Interim Period, except as expressly contemplated by Schedule 6.3(a), without the prior written consent of Purchaser, the Company Shareholders shall not sell, transfer or dispose of any Company Securities owned by the Company Shareholders, and, to the extent possible within their capacity as Company Shareholders (including through the exercise of voting rights and by requiring directors of the Target Companies nominated for appointment by them) (i) cause the Target Companies to comply with Section 8.2(a), and (ii) cause the Target Companies not to take any action, or commit or agree to take any action, that would be prohibited by Section 8.2(b).

8.3         Conduct of Business of Purchaser during the Interim Period.

(a)          Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed and for these purposes a period longer than five (5) days shall be deemed to be “unreasonable”), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on Purchaser and its operations, Purchaser shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice and (ii) comply with all Laws in all material respects applicable to Purchaser and its business, assets and employees. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict the Purchaser from extending one or more times, in accordance with the Purchaser Charter and the IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it must complete its Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b)          Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on Purchaser and its operations, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed and for these purposes a period longer than five (5) Business Days shall be deemed to be “unreasonable”), Purchaser shall not:

(i)            approve a shareholder circular setting out resolutions to amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)           authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii)          approve a shareholder circular setting out resolutions to split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)          incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions from the Sponsor or up to aggregate additional Indebtedness during the Interim Period of $2,000,000);

(v)           amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser or Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(vi)          terminate, waive or assign any material right under any material agreement to which it is a party;

(vii)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(viii)        establish any Subsidiary or enter into any new line of business;

(ix)           fail to use reasonable endeavours to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect in a manner materially detrimental to Purchaser;

(x)            revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting the Purchaser’s outside auditors;

(xi)           waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xii)          acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiii)         make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xiv)        approve a shareholder circular setting out resolutions to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xv)         voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvi)        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)       enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xviii)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions;

(xix)        make, change or rescind any material election relating to Taxes, settle any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law) with any Governmental Authority; or

(xx)         authorize or agree to do any of the foregoing actions.

8.4         Conduct of Business of Pubco during the Interim Period.

(a)          Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed and for these purposes a period longer than five (5) Business Days shall be deemed to be “unreasonable”), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Pubco and it operations, Pubco shall conduct its business, in all material respects, in the ordinary course of business.

(b)          Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Pubco and its operations, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed and for these purposes a period longer than five (5) Business Days shall be deemed to be “unreasonable”), Pubco shall not:

(i)            approve a shareholder circular setting out resolutions to amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)           authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii)          approve a shareholder circular setting out resolutions to split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)          incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v)           establish any Subsidiary or enter into any new line of business;

(vi)          acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

(vii)         make any capital expenditures;

(viii)        approve a shareholder circular setting out resolutions to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ix)          enter into any agreement, understanding or arrangement with respect to its voting of equity securities;

(x)           take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions; or

(xi)          authorize or agree to do any of the foregoing actions.

8.5         Permitted Actions. Section 8.2 shall not operate so as to restrict or prevent:

(a)          completion or performance of any obligation undertaken pursuant to any contract or arrangement entered into by or relating to the Company and fairly disclosed to the Purchaser and Pubco prior to the date of this Agreement;

(b)          any matter required by this Agreement or any Ancillary Document or necessary to satisfy a condition to this Agreement;

(c)          the provision of information to any regulatory body or Governmental Agency in the ordinary course of business provided that the Purchaser is informed and consulted in advance of the provision of the information to the extent lawful and practicable and otherwise informed as soon as lawful and reasonably practicable afterwards; and

(d)          any matter undertaken at the written request, or with the written consent, of the Purchaser.

8.6         Conduct of Business of the Company after the Relevant Date. In furtherance and not in limitation of Section 8.2, and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the period from the Relevant Date and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Share Acquisition Closing, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the other Target Companies (a) to manage their respective working capital in the ordinary course of business consistent with past practice, and (b) not to incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business consistent with past practice.

8.7         Company Financials. As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Purchaser a true and complete copy of the audited financial statements (including any related notes thereto) of the Company for the financial year ended September 30, 2020, prepared in accordance with the IFRS and audited in accordance with the PCAOB standards by PKF Littlejohn, LLP (or such other internationally recognized audit firm, as is reasonably acceptable to Purchaser) (the “Company Financials”).

8.8         Quarterly Management Accounts and Annual Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each quarter completed after the date hereof, the Company shall deliver to Purchaser an unaudited quarterly management account of the Target Companies for the applicable quarter. From the date hereof through the Share Acquisition Closing, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

8.9         Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use reasonable endeavours prior to the Merger to maintain the listing of the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq.

8.10       No Trading. The Company, Pubco and the Company Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company, Pubco and the Company Shareholders each hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.11       Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, the Company Shareholders): (a) fails to comply with any material covenant or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, the Company Shareholders) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is required in connection with the transactions contemplated by this Agreement, or (ii) any material non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, the Company Shareholders); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates (or, with respect to the Company, the Company Shareholders), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party (or, with respect to the Company, the Company Shareholders) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Merger Closing or the Share Acquisition Closing, as applicable, have been satisfied or in determining whether or not any of the warranties or covenants contained in this Agreement have been breached.

8.12       Endeavours.

(a)                Subject to the terms and conditions of this Agreement, each Party shall use its reasonable endeavours, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)                Within ten (10) Business Days after the execution of this Agreement, Purchaser, after discussing in good faith with the Company, will notify the Company in writing of Purchaser’s determination as to whether the Transactions require notification under HSR Act. The Company shall cooperate with Purchaser so that Purchaser can promptly determine, in its sole discretion, whether notification under the HSR Act is required.

(c)                If and to the extent that prior to the Merger Closing the regime envisaged under the United Kingdom’s National Security and Investment Bill (including amended versions thereof) (the “Relevant UK National Security Law”) comes into force and the Transactions become subject to a mandatory filing requirement thereunder, Pubco, after discussing in good faith with the Purchaser, will notify the Purchaser in writing of Pubco’s determination as to whether the Transactions require notification under the Relevant UK National Security Law. The Purchaser shall cooperate with Pubco so that Pubco can promptly determine, in its sole discretion, whether notification and/or approval under the Relevant UK National Security Law is required and the Parties shall use all reasonable endeavours to obtain all approvals under the Relevant UK National Security Law necessary to permit the Share Acquisition Closing to occur.

(d)                In furtherance and not in limitation of Sections 8.12(a) and 8.12(b), to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, including preparing and making an appropriate filing pursuant to the HSR Act, at such Party’s sole cost and expense (including the HSR Act filing fee), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the Governmental Authority, or the expiration or termination of the applicable waiting periods under Antitrust Laws, as soon as practicable, including by requesting early termination of the waiting period under the HSR Act and not agreeing to extend any waiting period or to refile under Antitrust Laws. Each Party shall, in connection with its endeavours to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its reasonable endeavours to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable endeavours to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory, competitive or national security related argument, and/or responding to requests or objections made by any Governmental Authority.

(e)                As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable endeavours to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all reasonable endeavours to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any of the Company Shareholders) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Share Acquisition Closing or after the Merger Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their reasonable endeavours to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable endeavours to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(f)                 Prior to the Share Acquisition Closing and the Merger Closing, as applicable, each Party shall use its reasonable endeavours to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such endeavours. With respect to Pubco, during the Interim Period, the Parties shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Share Acquisition Closing.

8.13       Further Assurances. The Parties shall further cooperate with each other and use their respective reasonable endeavours to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

8.14       The Registration Statement.

(a)                 As promptly as practicable after the date hereof, Purchaser, the Company and Pubco shall jointly prepare, and Pubco shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Ordinary Shares and the Pubco Warrants to be issued under this Agreement to the holders of Purchaser Securities prior to the Merger Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from the Purchaser’s shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing the Purchaser’s shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the Purchaser’s shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favour of resolutions approving (A) the adoption and approval of this Agreement and the Transactions by the Purchaser’s shareholders in accordance with Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (B) the PIPE Investment, (C) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) to (C), collectively, the “Shareholder Approval Matters”), and (D) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b)                Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement, and (ii) use reasonable endeavours to solicit from its shareholders proxies or votes in favour of the approval of the Shareholder Approval Matters. If, on the date for which the Special Shareholder Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Shareholder Meeting. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq.

(c)                Purchaser, the Company and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of the Company Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser, the Company and Pubco shall amend or supplement the Registration Statement and Pubco shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d)                Purchaser, the Company and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable endeavours to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e)                As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to the Purchaser’s shareholders and, Purchaser shall call the Special Shareholder Meeting in accordance with the Cayman Companies Act as soon as practicable following the effectiveness of the Registration Statement.

(f)                 Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption.

8.15       Public Announcements.

(a)                The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable endeavours to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)                Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within two (2) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within two (2) Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review and comment no later than one (1) Business Day after the execution of this Agreement). Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the Share Acquisition Closing (but in any event within two (2) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Merger Closing and/or Share Acquisition Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

8.16       Confidential Information.

(a)                The Company, Pubco and the Company Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of five (5) years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of five (5) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that Purchaser may seek a protective Order or other remedy or waive compliance with this Section 8.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.16(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable endeavours to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco and the Company Shareholders shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws, and (y) Pubco shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret.

(b)                Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of five (5) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of five (5) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek a protective Order or other remedy or waive compliance with this Section 8.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable endeavours to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (y) Purchaser shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

8.17       Post-Closing Board of Directors and Officers of Pubco.

(a)                With effect from the Share Acquisition Closing, Pubco shall appoint Garth Ritchie to the board of directors of Pubco, and any other Persons to be agreed between Pubco, the Company and the Purchaser prior to Share Acquisition Closing. Except as otherwise agreed in writing by the Company, Purchaser and the Key Company Shareholders prior to the Share Acquisition Closing, the Parties shall take all necessary action so that all of the members of the board of directors of Pubco in office prior to the Share Acquisition Closing resign effective as of the Share Acquisition Closing.

(b)                The Parties acknowledge and agree that, upon the Share Acquisition Closing, DJW shall initially serve as the Chair of Pubco.

8.18       Indemnification of Directors and Officers; Tail Insurance.

(a)                The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favour of the current or former directors and officers of each Target Company, Pubco, and Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company, Pubco and Purchaser or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and each Target Company, Pubco and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Share Acquisition Closing and continue in full force and effect for a period of six (6) years from the Share Acquisition Closing in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Merger Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, and Purchaser to contain provisions no less favourable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.18 shall survive the Share Acquisition Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b)                For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy (at an aggregate cost that is borne by Purchaser of no higher than 200% of the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement) that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favourable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and Purchaser shall, for a period of six (6) years after the Merger Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honour the obligations thereunder, and Pubco and Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance that have not been paid by Purchaser.

8.19       Purchaser Expenses; Trust Account Proceeds.

(a)                During the Interim Period, Purchaser shall keep the Company and the Company Shareholders Representative periodically informed of the total amount of deferred and accrued Expenses of Purchaser from time to time, and Purchaser shall consult with the Company and the Company Shareholders Representative (who, however, shall have no veto rights) each time the total amount of such Expenses exceeds any of the monetary thresholds set out in Schedule 8.19(a).

(b)                The Parties agree that, simultaneously with or as promptly as practicable after the Share Acquisition Closing, the funds held by Pubco either in or outside of the Trust Account, after taking into account payments by Purchaser for the Redemption (collectively, the “Closing Cash”), shall be used to pay (i) first, Purchaser’s accrued Expenses, including Purchaser’s deferred Expenses of the IPO, without double-counting with any Expenses that have already been paid prior to the Share Acquisition Closing and (ii) second, any loans owed by Purchaser to the Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser. Such amounts, as well as any Expenses that are required or permitted to be paid by the issue of Pubco Securities, will be paid at the Share Acquisition Closing. Any remaining cash will be used for working capital and general corporate purposes of the Target Companies, or for any other use as directed by Pubco.

8.20       New Registration Rights Agreement. By no later than the Merger Closing Date, (i) Purchaser and the Sponsor shall terminate the Sponsor Registration Rights Agreement, and (ii) Pubco, the Purchaser, the Sponsor, Nicholas Taylor, the Key Company Shareholders and Notion Capital III LP shall enter into a registration and shareholder rights agreement in substantially the form attached as Exhibit A hereto (the “New Registration Rights Agreement”), in each case effective as of the Share Acquisition Closing.

8.21       Lock-Up Agreements. At the Share Acquisition Closing, (i) all Company Shareholders and Loan Note Holders, (ii) the Sponsor, (iii) Nicholas Taylor and (iv) Adam M. Aron shall each enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B hereto (each, a “Lock-Up Agreement”).

8.22       Non-Compete. Each of DJW and DJB agrees and acknowledges that, it is necessary that, following the Share Acquisition Closing, such Key Company Shareholder undertake not to utilize its special confidential knowledge of the business of the Target Companies and its relationship with clients or customers to compete with Pubco and the Target Companies. Each Key Company Shareholder further agrees and acknowledges that Pubco and the Target Companies could be irreparably damaged if such party were to engage in a business competitive with the development of quantum encryption as a secure method of implementing a cryptographic protocol involving components of quantum mechanics as conducted by Pubco and the Target Companies as of the date of the Share Acquisition Closing (any such business, a “Competing Business”). Therefore, as a significant inducement to Purchaser to enter into and perform its obligations under this Agreement, each Key Company Shareholder agrees that for a period of two (2) years after the Share Acquisition Closing, no such Key Company Shareholder, nor any Affiliate of such Key Company Shareholder acting on such Key Company Shareholder’s behalf, shall, anywhere in the world, directly or indirectly, either for themselves or any other Person, engage in, own, operate, manage, control, invest in or participate in any manner or permit their names to be used by, act as a consultant or advisor to, render services for (alone or in association with any person), or otherwise assist in any manner, any Person that engages in, or owns, operates, manages, controls, invests in or participates in, any Competing Business. Notwithstanding the foregoing, the direct or indirect ownership by a Key Company Shareholder of publicly traded interests in or securities of any Person engaged in a Competing Business to the extent that such investment does not, directly or indirectly, confer on such Key Company Shareholder more than ten (10) percent of the voting power of such Person shall not be a breach of this Section 8.22.

8.23       Non-Solicitation of Employees. Each of the Key Company Shareholders agrees that, for a period of two (2) years after the Share Acquisition Closing, he and his Affiliates acting on his behalf shall not, directly or indirectly, engage, recruit, solicit for employment, offer employment to, without the prior written Consent of Pubco, any person who is (or was on the date hereof) an executive officer, manager, or senior employee of Pubco or any Target Company; provided, however, that neither such Key Company Shareholder, nor any of his Affiliates acting on his behalf, will be prohibited from (i) making general employment solicitations not specifically directed at the employees of Pubco or the Target Companies and/or (ii) hiring any individuals who respond to such solicitations.

8.24       Limitations in Scope. Each Key Company Shareholder recognizes that the territorial, time and scope limitations set forth in Section 8.23 are reasonable and are properly required for the protection of Pubco’s and the Target Companies’ legitimate interests in client relationships, goodwill and Trade Secrets, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Parties agree to submit to the reduction of any or all of said territorial, time or scope limitations to such a territory, time or scope as said court shall deem reasonable under the circumstance and gives effect to the commercial intention of the Parties, and in its reduced form, such provision shall then be enforceable and shall be enforced.

8.25       Pubco Equity Incentive Plan. Prior to the Share Acquisition Closing, Pubco will approve and, subject to approval of the shareholders of Pubco, adopt an equity incentive plan in substantially the form attached hereto as Exhibit C, with such changes or modifications thereto as the Company and Pubco may mutually agree (the “Pubco Equity Incentive Plan”). Within seven Business Days following the expiration of the 60 day period following the date Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Pubco will file an effective registration statement on Form S-8 (or other applicable form) with respect to Pubco Ordinary Shares issuable under the Equity Incentive Plan.

8.26       Further Actions. As soon as practicable after the date of this Agreement, the Company shall use reasonable endeavours, and shall reasonably cooperate with Purchaser and its Representatives, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to align its business practices with certain recommendations made by Purchaser.

Article IX
SURVIVAL

9.1         Survival. No warranties and covenants of Pubco, the Purchaser, the Company and the Company Shareholders contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall survive the Share Acquisition Closing, except that Fraud Claims shall survive the Share Acquisition Closing indefinitely.

Article X
CONDITIONS TO OBLIGATIONS OF THE PARTIES

10.1       Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a)              Antitrust. Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated if the Purchaser delivers notice that such a filing is required in accordance with Section 8.12(b).

(b)              Required Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the Purchaser’s shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the Purchaser’s shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and the applicable provisions of the Cayman Companies Act (the “Required Shareholder Approval”).

(c)              No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d)              Net Tangible Assets. Upon the Share Acquisition Closing, after giving effect to the Redemption, Purchaser shall have net tangible assets of at least five million and one Dollar ($5,000,001) (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(e)              Closing Cash. After taking into account payments by Purchaser for the Redemption, Purchaser and Pubco shall have at least an aggregate of one hundred and fifty million Dollars ($150,000,000) of cash held either in or outside of the Trust Account, and Purchaser shall have made arrangements prior to the Share Acquisition Closing Date for any portion of such cash held in the Trust Account to be released from the Trust Account in connection with the Share Acquisition Closing.

(f)               Listing. The Pubco Ordinary Shares and the Pubco Warrants shall have been approved for listing on Nasdaq, subject only to official notice thereof.

(g)              Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

10.2       Conditions to Obligations of the Company, Pubco and the Company Shareholders. In addition to the conditions specified in Section 10.1, the obligations of the Company, Pubco and the Company Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a)              Warranties.

(i)                  All of the Purchaser Fundamental Warranties shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).

(ii)                All of the other warranties of Purchaser set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (x) those warranties that address matters only as of a particular date (which warranties shall have been true correct as of such date), and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b)              Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Merger Closing Date.

(c)              Governmental Approvals. The Parties shall have received all Consents of or with any Governmental Authority as set forth in Section 5.3.

10.3       Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 10.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a)              Warranties.

(i)                  All of the Pubco Fundamental Warranties shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).

(ii)                All of the other warranties of Pubco set forth in this Agreement and in any certificate delivered by or on behalf of Pubco pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (x) those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date), and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Pubco.

(iii)               All of the Company Fundamental Warranties and the Company Shareholders Fundamental Warranties shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).

(iv)              All of the other warranties of the Company and the Company Shareholders set forth in this Agreement and in any certificate delivered by or on behalf of the Company or the Company Shareholders pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (x) those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date), and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company or the Company Shareholders, as applicable.

(b)              Agreements and Covenants. Pubco, the Company and the Company Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Merger Closing Date.

(c)              Share Acquisition Closing Deliveries. The Company Shareholders shall have delivered to the Purchaser copies of the documents listed in Section 2.3(a) (save to the extent waived by the Purchaser, acting reasonably).

10.4       Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, the Company Shareholders, or Pubco) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XI
TERMINATION AND EXPENSES

11.1       Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Share Acquisition Closing as follows:

(a)              by mutual written consent of Purchaser and the Company;

(b)              by written notice by either Purchaser or the Company to the other if any of the conditions set forth in Article X have not been satisfied or waived by the date falling six months from the date of this Agreement (as extended pursuant to the next proviso, the “Outside Date”); provided, that, if the Registration Statement is not declared effective by not later than fifteen (15) Business Days prior to the Outside Date, the Purchaser and the Company shall each have the right by providing written notice thereof to the Company or to the Purchaser (as applicable) to extend the Outside Date for an additional period of three (3) months; provided further, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Pubco) of any warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Share Acquisition Closing to occur on or before the Outside Date;

(c)              by written notice by either Purchaser or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Pubco) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)              by written notice by the Company to Purchaser if (i) there has been a material breach by Purchaser of any of its warranties, covenants or agreements contained in this Agreement, or if any warranty of Purchaser shall have become untrue or materially inaccurate, in any case, in each case which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Share Acquisition Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time any of the Company, Pubco or the Company Shareholders is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.3(a) or Section 10.3(b) from being satisfied;

(e)              by written notice by Purchaser to the Company if (i) there has been a material breach by the Company, Pubco or the Company Shareholders of any of their respective warranties, covenants or agreements contained in this Agreement, or if any warranty of such Parties shall have become untrue or inaccurate, in each case which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time Purchaser is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.2(a) or Section 10.2(b) from being satisfied; or

(f)               by written notice by either Purchaser or the Company to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholders Approval was not obtained.

11.2       Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (i) the provisions of Sections 8.15, 8.16, 11.3, 12.1, Article XIII and this Section 11.2 shall remain in full force and effect and (ii) nothing in this Section 11.2 shall be deemed to (A) release any Party from any Liability for any breach by such Party of any term of this Agreement prior to the date of termination or (B) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement prior to the valid termination of this Agreement; provided, further, that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.

11.3       Fees and Expenses. Subject to Section 12.1, unless otherwise provided for in this Agreement, all Expenses incurred in connection with entering into this Agreement shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO incurred as of consummation of the Business Combination. On the Share Acquisition Closing Date, Pubco shall pay any unpaid Company Transaction Expenses incurred by the Company and any Purchaser Transaction Expenses incurred by the Purchaser or, in respect of any Stamp Duty in connection with the Transactions, Pubco.

Article XII
WAIVERS AND RELEASES

12.1       Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco and the Company Shareholders hereby warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s shareholders and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Purchaser’s shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination; (b) to the Purchaser’s shareholders if the Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to further extension by amendment to Purchaser’s Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes; and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, and the Company Shareholders hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco and the Company Shareholders nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco or the Company Shareholders or any of their respective Affiliates or Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco and the Company Shareholders, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser). The Company, Pubco and the Company Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser to induce Purchaser to enter in this Agreement, and each of the Company, Pubco and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco or the Company Shareholders or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco and the Company Shareholders hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 12.1 shall survive termination of this Agreement for any reason.

12.2        Release and Covenant Not to Sue. Without prejudice to Section 8.17(a), effective as of the Share Acquisition Closing, to the fullest extent permitted by applicable Law, each Company Shareholder, on behalf of itself and its Affiliates (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Share Acquisition Closing or on account of or arising out of any matter occurring on or prior to the Share Acquisition Closing, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Share Acquisition Closing. From and after the Share Acquisition Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

Article XIII
MISCELLANEOUS

13.1        Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Share Acquisition Closing, to:

Centricus Acquisition Corp.

PO Box 309

Ugland House

Grand Cayman

KY1- 1104

Cayman Islands

Attn: Garth Ritchie

Email: garth.ritchie@centricus.com

with a copy (which will not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Attn: David Stewart and Robbie McLaren

Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

If to the Purchaser Representative to: Centricus Heritage LLC PO Box 309 Ugland House Grand Cayman KY1- 1104 Cayman Islands Attn: Garth Ritchie Email: garth.ritchie@centricus.com with a copy (which will not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Attn: David Stewart and Robbie McLaren

Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

If to the Company at or prior to the Share Acquisition Closing, to:

Arqit Limited

1st Floor, 3 More London Riverside

More London Place

London, England, SE1 2RE

United Kingdom

Attn: David Williams and Patrick Willcocks

Email: dw@arqit.uk and patrick.willcocks@arqit.uk

with a copy (which will not constitute notice) to:

White & Case LLP

5 Old Broad Street

London, EC2N 1DW

United Kingdom

Attn: Daniel Turgel and Dominic Ross

Email: daniel.turgel@whitecase.com and dominic.ross@whitecase.com

If to Pubco at or prior to the Share Acquisition Closing, to:

Arqit Quantum Inc.

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Attn: David Williams and Patrick Willcocks

Email:

dw@arqit.uk and patrick.willcocks@arqit.uk

with a copy (which will not constitute notice) to:

White & Case LLP

5 Old Broad Street

London, EC2N 1DW

United Kingdom

Attn: Daniel Turgel and Dominic Ross

Email: daniel.turgel@whitecase.com and dominic.ross@whitecase.com

If to the Company Shareholders Representative or the Company Shareholders, to:

David Williams

1st Floor, 3 More London Riverside

More London Place

London, England, SE1 2RE

United Kingdom

Attn: David Williams and Patrick Willcocks

Email: dw@arqit.uk and patrick.willcocks@arqit.uk

with a copy (which will not constitute notice) to:

White & Case LLP

5 Old Broad Street

London, EC2N 1DW

United Kingdom

Attn: Daniel Turgel and Dominic Ross

Email: daniel.turgel@whitecase.com and dominic.ross@whitecase.com

If to Pubco, Purchaser, or the Company after the Share Acquisition Closing, to:

Arqit Limited

1st Floor, 3 More London Riverside

More London Place

London, England, SE1 2RE

United Kingdom

Attn: David Williams and Patrick Willcocks

Email: dw@arqit.uk and patrick.willcocks@arqit.uk

with a copy (which will not constitute notice) to:

White & Case LLP

5 Old Broad Street

London, EC2N 1DW

United Kingdom

Attn: Daniel Turgel and Dominic Ross

Email: daniel.turgel@whitecase.com and dominic.ross@whitecase.com

13.2        Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company (and after the Share Acquisition Closing, the Purchaser Representative and the Company Shareholders Representative), and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3        Third Parties. Except for the rights of the D&O Indemnified Persons and the Target Companies set forth in Section 8.18 and Section 12.2, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

13.4        Governing Law; Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to hear, determine and settle any Disputes and, for such purposes, irrevocably submit to the jurisdiction of such courts, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum. For the purposes of this Section 13.4, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

13.5        Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.6        Exclusive Remedy. Save as expressly set out in this Agreement, the only right or remedy of the Purchaser in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or any Ancillary Document shall be for breach of this Agreement or the relevant Ancillary Document to the exclusion of all other rights and remedies (including those in tort or arising under statute) and, in respect of any breach of this Agreement or any Ancillary Document, the only remedy shall be a claim for damages in respect of such breach. Save as expressly set out in this Agreement, the Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, whether before or after Merger Closing and/or Share Acquisition Closing, and the Purchaser waives any rights of rescission or termination it may have. The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law except as otherwise expressly provided. Nothing in this Section 13.6 shall have the effect of excluding or limiting any liability for or remedy in respect of a Fraud Claim.

13.7        Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8        Amendment. Without prejudice to the appointment of any successor Company Shareholders Representative or Purchaser Representative in accordance with Section 13.14(d) and Section 13.15(c), respectively, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, Pubco, the Company, the Purchaser Representative and the Company Shareholders Representative.

13.9        Waiver. Subject to the following sentence, each of Purchaser, Pubco and the Company, on behalf of itself and its Affiliates, and the Company Shareholders Representative, on behalf of the Company Shareholders, may seek to (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Share Acquisition Closing by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative and the Company Shareholders Representative.

13.10      Entire Agreement. This Agreement and the Ancillary Documents together set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the Ancillary Document, supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each Party confirms that it has not entered into this Agreement or any Ancillary Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document.

13.11     Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a)           references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b)           references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(c)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d)           any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP (in respect of the Purchaser) or IFRS (in respect of the Company), or any other accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles;

(e)           general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f)            the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g)           the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(h)           the term “or” means “and/or”;

(i)            the word “day” means calendar day unless Business Day is expressly specified;

(j)            every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Share Acquisition Closing provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(k)           references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America and references to “sterling” or “£” are references to the lawful currency from time to time of the United Kingdom;

(l)            for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(m)          references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(n)           references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(o)           references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(p)           words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(q)           all warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one Company Shareholder under this Agreement are given or entered into severally (and thus not jointly and not jointly and severally) and accordingly the liability of each Company Shareholder in respect of any breach of any such obligation, undertaking or liability shall extend only to any loss or damage arising from its own breach; and

(r)            reference to “in the ordinary course of business” means the ordinary and usual course of business of the relevant Party, consistent in all material respects during the period of twelve (12) months immediately prior to the date of this Agreement, including for the avoidance of doubt the relevant Company’s conduct in response to COVID-19.

Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

13.12     Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.13     No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

13.14     Company Shareholders Representative.

(a)           By execution and delivery of this Agreement, all of the Company Shareholders collectively and irrevocably hereby appoint DJW (the “Company Shareholders Representative”) as their agent, attorney-in-fact and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Company Shareholders Representative determine may be necessary, convenient or appropriate in connection with the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Company Shareholders Representative hereunder, including: (i) execution of any documents and certificates pursuant to this Agreement; (ii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) giving or agreeing to, on behalf of all or any of the Company Shareholders, any and all consents, waivers, amendments, modifications, extension or termination deemed by the Company Shareholders Representative, in its sole and absolute discretion, to be necessary or appropriate under or pursuant to this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) (A) disputing or refraining from disputing, on behalf of the Company Shareholders relative to any amounts to be received or paid by the Company Shareholders under this Agreement or any agreement contemplated hereby, any claim made by Purchaser, Purchaser Representative or Pubco under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each the Company Shareholders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of the Company Shareholders, any settlement agreement, release or other document with respect to such dispute or remedy; and (vi) engaging attorneys, accountants, agents or consultants on behalf of the Company Shareholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The provisions of this Section 13.14 are irrevocable and coupled with an interest. The Company Shareholders Representative hereby accepts its appointment and authorization as the Company Shareholders Representative under this Agreement.

(b)          The Purchaser Representative, Purchaser and Pubco may conclusively and absolutely rely, without inquiry, upon any actions of the Company Shareholders Representative as the acts of the Company Shareholders hereunder or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise have rights in such capacity. The Purchaser Representative and Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Company Shareholders Representative as to (i) any payment instructions provided by the Company Shareholders Representative or (ii) any other actions required or permitted to be taken by the Company Shareholders Representative hereunder, and no Company Shareholder shall have any cause of action against the Purchaser Representative, Pubco, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Company Shareholders Representative. The Purchaser Representative and Purchaser shall not have any Liability to the Company Shareholders for any allocation or distribution among the Company Shareholders of payments made to or at the direction of the Company Shareholders Representative. All notices or other communications required to be made or delivered to the Company Shareholders under this Agreement or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise has rights in such capacity shall be made to the Company Shareholders Representative for the benefit of the Company Shareholders, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to the Company Shareholders with respect thereto.

(c)           The Company Shareholders Representative, in its capacity as such, shall not have any personal liability for any amount owed to Purchaser or Pubco pursuant to this Agreement. The Company Shareholders Representative shall not be personally liable to the Company Shareholders, in his or its capacity as the Company Shareholders Representative, for any personal liability of the Company Shareholders or otherwise, or for any error of judgment, or any act done or step taken or omitted by it, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement.

(d)           If the Company Shareholders Representative shall die, become disabled, dissolve (in the case of an entity), resign or otherwise be unable or unwilling to fulfil his, her or its responsibilities as representative and agent of Company Shareholders, or should the Company Shareholders Representative be revoked by mutual agreement of the Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation, revocation or other event, appoint a successor Company Shareholders Representative and notify the Purchaser Representative and/or Purchaser and Pubco in writing of the identity of such successor. Any such successor so appointed shall become a “Company Shareholders Representative” for purposes of this Agreement.

13.15     Purchaser Representative.

(a)           By execution and delivery of this Agreement, Purchaser, on behalf of itself and its successors and assigns, hereby irrevocably appoints the Sponsor (the “Purchaser Representative”) as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of Purchaser, to act on behalf of Purchaser from and after the Share Acquisition Closing in connection with: (i) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (ii) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Share Acquisition Closing consideration adjustment or indemnification claim; and (v) otherwise enforcing the rights and obligations of any Purchasers under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon Purchaser and its successors and assigns, and neither Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b)           The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser as the Purchaser Representative while acting in good faith and without wilful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or wilful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 13.15 shall survive the Share Acquisition Closing and continue indefinitely.

(c)           The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, Purchaser and the Company Shareholders Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

13.16     Legal Representation. The Parties agree that, notwithstanding the fact that Latham & Watkins (London) LLP (“Latham”) may have, prior to the Share Acquisition Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Latham will be permitted in the future, after the Share Acquisition Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco and the Company Shareholders hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Latham’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Purchaser, the Company and/or the Company Shareholders or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Latham of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Latham with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Share Acquisition Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco, Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

13.17     Payments. Unless required by applicable law or otherwise agreed, any payments made pursuant to this Agreement shall be made in full, without any set off, counterclaim and without any deduction or withholding for Taxes.

Article XIV
DEFINITIONS

14.1       Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“2018A Loan Note Instrument” means a convertible loan note instrument constituting loan notes 2018A dated March 22, 2018.

“2019B Loan Note Instrument” means a convertible loan note instrument constituting loan notes 2019B dated June 21, 2019.

“2020 FF Loan Note Instrument” means a convertible loan note instrument constituting loan notes 2019B dated October 13, 2020.

“Accounting Principles” means in accordance with IFRS, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Relevant Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the audited Company Financials for the calendar year ended December 31, 2020.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Share Acquisition Closing.

“Agreed Forms” means, in relation to any document, the form of that document which has been agreed in writing (including by e-mail) by the Purchaser and the Company to be the agreed form of such document, with such customary and reasonable changes as the Purchaser and the company may mutually agree in writing (including by e-mail) before Share Acquisition Closing.

“Ancillary Documents” means each agreement, instrument or document including the Purchaser Disclosure Schedules, Company Disclosure Schedules, Lock-Up Agreements, the New Registration Rights Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee (or their dependants) of such Person, or with respect to which such Person has or could have any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, or George Town, Cayman Islands, are authorized to close for business.

“Cayman Companies Act” means the Companies Act (As Revised), as amended of the Cayman Islands.

“Cayman Merger Filing Documents” means the Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the Merger effective, including (i) in respect of the Purchaser (a) the approval of the Merger by a majority of at least two-thirds of the votes of those shareholders of the Purchaser entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the shareholders of the Purchaser, (b) the approval of the Merger by the board of directors of the Purchaser, (c) the declaration and undertaking by a director of the Purchaser in connection with the Merger in accordance with Section 233 of the Cayman Companies Act, and (d) a certificate of good standing of the Purchaser dated as at a recent date; and (ii) in respect of Pubco, (a) the approval of the Merger by DJW as the sole shareholder of Pubco by way of special resolution, (b) the approval of the Merger by the board of directors of Pubco, (c) the declaration and undertaking by a director of Pubco in connection with the Merger in accordance with Section 233 of the Cayman Companies Act, and (d) a certificate of good standing of Pubco dated as at a recent date.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Closing Cash Payment Amount” means, in relation to each Company Shareholder who elects for a partial cash payment in accordance with the terms of this Agreement, an amount in cash equal to up to their Pro Rata Portion of the lower of (i) the amount (which may be zero) by which the Parent Closing Cash exceeds $500,000,000, and (ii) $90,000,000.

“Closing Notice” means a notice provided in the form set out in Schedule 2 to this Agreement.

“Closing Number of Shares” means the Pubco Ordinary Shares to be issued to each Company Shareholder as part of that shareholder’s Company Shareholder Merger Consideration, which shall, in relation to each Company Shareholder, be a number of Pubco Ordinary Shares equal to the quotient of that Company Shareholder’s Closing Share Payment Amount divided by $10 rounded down to the nearest whole Pubco Ordinary Share;

“Closing Share Payment Amount” means, in relation to each Company Shareholder, an amount equal to (a) their Company Shareholder Merger Consideration; minus (b) the Closing Cash Payment Amount, if any, that such Company Shareholder has elected for in accordance with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, or the Company Shareholders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to Purchaser or its Representatives (i) was generally available publicly and was not disclosed in breach of this Agreement, or (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Fundamental Warranties” means the warranties contained in Sections 6.1 (Organization and Standing), 6.2 (Authorization; Binding Agreement), 6.3 (Capitalization), 6.4 (Company Subsidiaries), 6.5 (Governmental Approvals) and 6.6 (Non-Contravention).

“Company IP Licenses” means, collectively, (i) the Material Inbound Licenses and (ii) the Material Outbound Licenses.

“Company Loan Notes Shares” means the 710,074 ordinary shares of £0.0001 each in the Company, which will be issued and fully paid immediately prior to the Share Acquisition Closing in accordance with the terms of the applicable Loan Notes.

“Company Option Plan” means the plan adopted by the Company in respect of the Company Options prior to the date of this Agreement.

“Company Options” means the 188,530 options issued by the Company pursuant to the Company Option Plan.

“Company Owned IP” means any Intellectual Property owned or purported to be owned by any Target Company, including the registered Intellectual Property contained in Schedule 6.13(a)(i) and (ii).

“Company Product” means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of any Target Company.

“Company Securities” means, collectively, the Company Shares and the Company Convertible Securities.

“Company Shareholders Fundamental Warranties” means the warranties contained in Sections 7.1 (Organization and Standing), 7.2 (Authorization; Binding Agreement), 7.3 (Ownership), 7.4 (Governmental Approvals) and 7.5 (Non-Contravention).

“Company Shareholder Merger Consideration” has the meaning given to it in Section 2.2 of this Agreement.

“Company Shares” means the 1,244,100 ordinary shares of £0.0001 each in the Company, all of which have been fully paid.

“Company Software” means the Software owned or purported to be owned by the Target Companies.

“Company Subsidiaries” means (i) Arqit Inc, a corporation registered in the State of Delaware whose registered office is at 1209 Orange Street, Wilmington, County of Newcastle, Delaware 19801, and (ii) Arqit LLC, a limited liability company registered in the State of Delaware whose registered office is at 1209 Orange Street, Wilmington, County of Newcastle, Delaware 19801.

“Company Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of the Company, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all written binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard”, shut down, closure, sequester directive, guideline or recommendation made by an applicable Governmental Authority or any other applicable Law in connection with or in response to COVID-19.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019; and (c) any other data protection, privacy or cybersecurity Laws, regulations, or regulatory requirements, guidance and codes of practice applicable to the processing or security of personal data, in each case as amended and/or replaced from time to time.

“Data Room” means the electronic data room hosted by Datasite titled “Project Blue” made available to the Purchaser no less than two Business Days prior to the date of this Agreement comprising the actual copies of documents and other information relating to the Target Companies made available to the Purchaser online, as itemised in the data room index in the Agreed Form.

“Deferred Shares” means the 42,500 deferred shares of £0.0001 each in the capital of the Company held by Jack Blockley pursuant to a redesignation of ordinary shares in the capital of the Company which was effected on 15 April 2021.

“Earnout Condition” means if at any time during the three (3) years following the Share Acquisition Closing Date, the closing price of the Pubco Ordinary Shares during such period is equal to or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganisations and recapitalisations) for any 20 trading days during a 30 consecutive trading day period.

“Earnout Shares” means 10 million newly issued Pubco Ordinary Shares (as adjusted for share splits, share dividends, reorganisations and recapitalisations).

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapour, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into Dollars on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank plc as at the close of business in London as at such date.

“Exchange Shares” means an aggregate number of Pubco Ordinary Shares to be issued as part of the Share Acquisition in accordance with Section 2.2.

“fairly disclosed” means disclosed by the Company Disclosure Schedules or the Purchaser Disclosure Schedules (as applicable) in such detail (taking into account, in respect of the Company Disclosure Schedules, specific documents in the Data Room specifically identified by the relevant specific disclosure in the Company Disclosure Schedules, if applicable) as would reasonably be required by a reasonable person to make an assessment of the nature and extent of the exceptions to the relevant warranty that the Company or the Purchaser (as applicable) has disclosed.

“Fraud Claim” means any claim based in whole or in part upon fraud.

“Fully Diluted Shares” means the aggregate number of Company Shares and Company Loan Note Shares in issue, immediately prior to Share Acquisition Closing (for the avoidance of doubt, following the conversion of the Loan Notes).

“Future Fund” means UK FF Nominees Limited, a company limited by shares incorporated in England under registration number 12591650 and whose registered office is at 5 Churchill Place, 10th Floor, London, England, E14 5HU.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mould, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Immaterial Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a non-disclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former founders, employees, consultants or independent contractors of such Target Company for the benefit of the Target Companies; (c) any non-exclusive license with end-users; and (d) any non-exclusive license that is not material to the businesses of the Target Companies and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the trademarks of an Target Company for the purposes of promoting the goods or services of the Target Companies; (ii) vendor Contract that includes permission for the vendor to identify a Target Company as a customer of the vendor; (iii) Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property rights; or (iv) license for the use of Software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case, whether or not drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (j) any severance trigged prior to the Share Acquisition Closing, defined benefit pension liabilities or deferred compensation or other compensation or benefit liabilities (including any employer, Tax or social security contributions and payroll Taxes payable in connection therewith) and (k) all obligation described in clauses (a) through (j) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude the Company Transaction Expenses and the Purchaser Transaction Expenses, as applicable.

“Infringement” or “Infringe” shall mean that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise) infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.

“Intellectual Property” means all rights in Patents, utility models, Trademarks, service marks, logos, getup, trade names, internet domain names, Copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, Trade Secrets, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), intellectual property rights in Software, databases and collections of data and rights protecting goodwill and reputation, in all cases whether registered or unregistered; all other forms of protection having a similar nature or effect in any jurisdiction throughout the world, to any of the foregoing and applications for or registrations of any of the foregoing rights.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the Purchaser Ordinary Shares and the Purchaser Public Warrants pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of 3 February 2021, and filed with the SEC on 5 February 2021 (File No. 333- 251856).

“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, and all Software (in source code and object code forms), including all documentation and associated proprietary materials and services associated with or necessary to any of the foregoing, owned, used, leased or licensed in by or to any Target Company (including for hosting or colocation).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“JV Company” means the Quantum Keep Limited a company incorporated in England & Wales with company number 12809008 and whose registered office is at One Fleet Place, London, England EC4M 7WS.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of the executive officers, directors or secretary of the Company and any Target Companies, having read and carefully considered the relevant provision, or (b) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, having read and carefully considered the relevant provision, or (ii) if a natural person, the actual knowledge of such Party, having read and carefully considered the relevant provision. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favour of another Person, or any filing or agreement to file a financing statement as debtor under applicable Law.

“Loan Note Holders” means the Other Loan Note Holders and the Future Fund.

“LOI” means that certain summary of certain proposed terms and conditions, dated as of 9 March 2021, by and between Purchaser and the Company.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay or materially impede the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes or proposed changed in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), terrorism, war (whether or not declared), natural or man-made disaster (including earthquakes, hurricanes and tornados), civil unrest or terrorism; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement; (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; (ix) in respect of the Company, any action taken by, or at the written request of, Purchaser and in respect of Purchaser or Pubco, any action taken by, or at the written request of, the Company and (x) with respect to Purchaser, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (ix) (as applicable) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Merger Consideration” means an amount equal to $900,000,000.

“Nasdaq” means the Nasdaq Capital Market.

“NIS Directive” means Directive (EU) 2016/1148 concerning measures for a high common level of security of network and information systems across the Union, and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements the foregoing directive, including the UK Network and Information Systems Regulations 2008, in each case as amended, consolidated, re-enacted or replaced from time to time.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms—including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), any license that includes the Commons Clause and any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Other Loan Note Holders” means Notion Capital III LP, Notion Capital III GP LLP, Seraphim Space LP, Seraphim Space (General Partner) LLP, MNL Nominees Limited and The Evolution Technology Fund II, SCSp.

“Parent Closing Cash” means the amount of cash held by the Purchaser and Pubco as at the Share Acquisition Closing, whether in or outside of the Trust Account, after taking into account payments to be made by the Purchaser for the Redemption.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Merger Consideration Value” means (a) the Merger Consideration divided by (b) the Fully Diluted Shares.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Portion” means, for each Company Shareholder, a percentage determined by dividing (a) the total number of Company Shares held by a Company Shareholder as at the Share Acquisition Closing by (b) the Fully Diluted Shares.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Companies Act.

“Pubco Fundamental Warranties” means the warranties contained in Sections 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), 5.3 (Governmental Approvals), 5.4 (Non-Contravention) and 5.5 (Capitalization).

“Pubco Ordinary Shares” means the ordinary shares, with $0.0001 par value per share, of Pubco.

“Pubco Preference Shares” means the preference shares, with $0.0001 par value per share, of Pubco.

“Pubco Private Warrant” means each one (1) warrant of Pubco entitling the holder thereof to purchase one (1) Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the private warrants of Purchaser.

“Pubco Public Warrant” means each one (1) warrant of Pubco entitling the holder thereof to purchase one (1) Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the public warrants of Purchaser.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the memorandum and articles of association of Purchaser, as amended and in effect under the Cayman Companies Act.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, at the time of the disclosure to the Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, (i) was generally available publicly and was not disclosed in breach of this Agreement, or (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Share Acquisition Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Fundamental Warranties” means the warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Governmental Approvals), 4.4 (Non-Contravention) and 4.5 (Capitalization).

“Purchaser Ordinary Shares” means the ordinary shares, with par value $0.0001 per share, of Purchaser.

“Purchaser Private Warrant” means each one (1) warrant of Purchaser entitling the holder thereof to purchase one (1) Purchaser Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the private warrants of Purchaser.

“Purchaser Public Units” means the units of Purchaser, each unit consisting of one (1) ordinary share and one-half of one (1) warrant of Purchaser.

“Purchaser Public Warrant” means each one (1) warrant of Purchaser entitling the holder thereof to purchase one (1) Purchaser Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the public warrants of Purchaser.

“Purchaser Securities” means the Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Private Warrants, collectively.

“Purchaser Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of Purchaser, which Purchaser has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of Purchaser which Purchaser has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts and (b) any Stamp Duty in connection with the Transactions payable by Pubco.

“Purchaser Warrants” means the Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Reference Time” means the close of business of the Company on the Relevant Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Share Acquisition Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Share Acquisition Closing as currently due and owing without contingency as of such time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Relevant Date” means (a) the Share Acquisition Closing Date, if the Share Acquisition Closing is occurring on the last day of a calendar month, or (b) the date falling on the last day of the calendar month immediately prior to the Share Acquisition Closing Date, if the Share Acquisition Closing is not occurring on the last day of a calendar month.

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs or firmware, whether in source code or object code form, and documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Stamp Duty” means any stamp, stamp duty, stamp duty reserve tax or other documentary, registration or transfer Taxes (including, for the avoidance of doubt any real estate transfer taxes), in the nature of tax directly or indirectly imposed, collected or assessed by, or payable to (whether directly or indirectly), a Tax Authority in relation to the agreement to transfer or the transfer of ownership or title to property and all penalties and interest included in or relating to any of the above.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, all of the Company and the Company Subsidiaries and “Target Company” means any of them.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all forms of taxation, whether direct or indirect and whether levied by reference to actual, deemed, gross or net income, gross receipts, profits, gains, net wealth, asset values, turnover, added value, receipt, payment, sale, use, services, occupation, contributions due in relation to the payment of compensation to employees, franchise or values or other reference and statutory, governmental, state, federal, provincial, notarial, local, foreign, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and of any jurisdiction and any penalty, fine, surcharge, interest, charges or costs relating thereto and regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to any other person but are instead imposed upon any secondarily liable person by operation of Law.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Treasury Regulations” shall mean the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 3, 2021, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“UK Companies Act” means the Companies Act 2006.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

14.2            Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section

Agreement	Preamble
Amended Pubco Charter	1.4
Antitrust Laws	8.12(c)
Business Combination	12.1
Closing Cash	8.19(b)
Closing Filing	8.15(b)
Closing Press Release	8.15(b)
Company	Preamble
Company Benefit Plan	6.20(a)
Company Certificate	2.3(b)
Company Disclosure Schedules	Article VI
Company Financials	6.7(a)
Company Material Contract	6.12(a)
Company Permits	6.10
Company Real Property Leases	6.16
Company Registered IP	6.13(a)
Company Shareholder Merger Consideration	2.2(a)
Company Shareholders	Preamble

Term	Section

Merger Closing Date	3.1
Merger Effective Time	1.2
New Registration Rights Agreement	8.20
Non-Recourse Parties	13.13
OFAC	4.17(c)
Outside Date	11.1(b)
Parties	Preamble
Party	Preamble
PIPE Investment	Recitals
PIPE Investors	Recitals
Plan of Merger	1.1
Proxy Statement	8.14(a)
Pubco	Preamble
Pubco Equity Incentive Plan	8.25
Purchaser	Preamble
Purchaser Disclosure Schedules	Article IV
Purchaser Financials	4.6(c)
Purchaser Material Contract	4.13(a)

Term	Section

Company Shareholders Representative	13.14(a)
Competing Business	8.22
D&O Indemnified Persons	8.18(a)
D&O Tail Insurance	8.18(b)
DJB	Recitals
DJW	Recitals
Enforceability Exceptions	4.2
Environmental Permits	6.21(a)
Expenses	11.3
Extension	8.3(a)
Federal Securities Laws	8.10
FF SPA	Recitals
Interim Period	8.1(a)
Key Company Shareholders	Recitals
Latham	13.16
LNH SPA	Recitals
Loan Notes	Recitals
Lock-Up Agreement	8.21
Management Accounts	6.7(a)
Material Inbound Licenses	6.12(a)(viii)
Material Outbound Licenses	6.12(a)(x)
Merger	Recitals
Merger Closing	3.1

Term	Section

Purchaser Recommendation	4.2
Purchaser Representative	13.15(a)
Redemption	8.14(a)
Registration Statement	8.14(a)
Related Person	6.22
Released Claims	12.1
Releasing Persons	12.2
Relevant UK National Security Law	8.12(c)
Required Shareholder Approval	10.1(b)
SEC Reports	4.6(a)
Section 338 Election	1.11(b)
Share Acquisition	Recitals
Share Acquisition Closing	3.1
Share Acquisition Closing Date	3.1
Shareholder Approval Matters	8.14(a)
Signing Filing	8.15(b)
Signing Press Release	8.15(b)
Special Shareholder Meeting	8.14(a)
Sponsor	Preamble
Sponsor Registration Rights Agreement	Recitals
STFs	2.3(a)
Subscription Agreements	Recitals
Surviving Company	1.1
Transactions	Recitals
Transfer Agent	2.10

Schedule 1

Company Shareholders

Name	Class of Share	Total No. of Company Shares Held
Trevor Barker	Ordinary £0.0001	85,000
David John Williams	Ordinary £0.0001	295,291
David James Bestwick	Ordinary £0.0001	160,891
Jack Blockley	Ordinary £0.0001	42,500
	Deferred £0.0001	42,500
Adam Hall	Ordinary £0.0001	10,000
Lee Boland	Ordinary £0.0001	15,000
Andrew Yeomans	Ordinary £0.0001	5,000
Geoffrey Taylor	Ordinary £0.0001	27,200
D2BW Limited	Ordinary £0.0001	603,218

Schedule 2

Closing Notice

________________________ 2021

From: [Insert name and address of relevant Company Shareholder]

To:

Arqit Quantum Inc., a Cayman Islands exempted limited liability company with registered number 374857 and whose registered office is at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”);

[•] [Insert name and address of Transfer Agent]

Capitalised terms used but not defined herein shall have the meanings given to them in the business combination agreement dated [•] 2021 amongst the Company, Pubco and the Company Shareholder, among others (the “BCA”).

In accordance with section 2.2 of the BCA, we hereby:

(a)	instruct Pubco and its Transfer Agent to issue our Closing Number of Shares to us; and

(b)	elect to accept our Company Shareholder Merger Consideration [in the form of a Closing Cash Payment Amount and Closing Share Payment Amount, and our bank account details are set out below][in the form of a Closing Share Payment Amount only][Delete as applicable]

[Bank Account Details]

Company Shareholder	Bank Account Details
Bank Name: [•] Bank Address: [•] Account Name: [•] Sort Code: [•] Account Number: [•] IBAN: [•] SWIFT: [•]

For and on behalf of [Insert Company Shareholder]

By:

Title:

[Signature Pages Follow]

This Agreement has been entered into on the date stated at the beginning of it.

Purchaser:

CENTRICUS ACQUISITION CORP.

By:	/s/ Nicholas Taylor

Name:	Nicholas Taylor

Title:	Director

[Signature Page to the Business Combination Agreement]

solely in its capacity as the Purchaser Representative:

CENTRICUS HERITAGE LLC

By:	/s/ Christina Levis

Name:	Christina Levis

Title:	Manager

[Signature Page to the Business Combination Agreement]

Pubco:

ARQIT QUANTUM INC.

By:	/s/ David Williams

Name:	David Williams
Title:	Director

[Signature Page to the Business Combination Agreement]

Company:

ARQIT LIMITED

By:	/s/ David Williams

Name:	David Williams
Title:	Director

[Signature Page to the Business Combination Agreement]

solely in his capacity as the Company Shareholders Representative:

DAVID WILLIAMS

By:	/s/ David Williams

Name:	David Williams

[Signature Page to the Business Combination Agreement]

Company Shareholder:

By:	/s/ David Williams
Name:	David Williams

[Signature Page to the Business Combination Agreement]

Company Shareholder:

EXECUTED by ARQIT LIMITED acting by David Williams, a director as attorney for ADAM HALL under a power of attorney dated 26 April 2021	/s/ David Williams
Director

[Signature Page to the Business Combination Agreement]

Company Shareholder:

EXECUTED by ARQIT LIMITED acting by David Williams, a director as attorney for ANDREW YEOMANS under a power of attorney dated 26 April 2021	/s/ David Williams
Director

[Signature Page to the Business Combination Agreement]

Company Shareholder:

EXECUTED by D2BW LIMITED acting by David Williams, a director	/s/ David Williams
Director

[Signature Page to the Business Combination Agreement]

Company Shareholder:

EXECUTED by ARQIT LIMITED acting by David Williams, a director as attorney for DAVID BESTWICK under a power of attorney dated 26 April 2021	/s/ David Williams
Director

[Signature Page to the Business Combination Agreement]

Company Shareholder:

EXECUTED by ARQIT LIMITED acting by David Williams, a director as attorney for GEOFFREY TAYLOR under a power of attorney dated 25 April 2021	/s/ David Williams
Director

[Signature Page to the Business Combination Agreement]

Company Shareholder:

EXECUTED by ARQIT LIMITED acting by David Williams, a director as attorney for JACK BLOCKLEY under a power of attorney dated 28 April 2021	/s/ David Williams
Director

[Signature Page to the Business Combination Agreement]

Company Shareholder:

EXECUTED by ARQIT LIMITED acting by David Williams, a director as attorney for LEE BOLAND under a power of attorney dated 25 April 2021	/s/ David Williams
Director

[Signature Page to the Business Combination Agreement]

Company Shareholder:

EXECUTED by ARQIT LIMITED acting by David Williams, a director as attorney for TREVOR BARKER under a power of attorney dated 26 April 2021	/s/ David Williams
Director

[Signature Page to the Business Combination Agreement]

Exhibit A

FORM OF REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement is entered into as of [ • ], 2021, by and among (i) Arqit Quantum Inc., a company incorporated in the Cayman Islands (the “Company”), (ii) the parties listed on Schedule A hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”), and, for the limited purpose set forth in Section 5.5 of this Agreement, (iii) Centricus Acquisition Corp., a Cayman Islands exempted company (“Centricus”). Certain capitalized terms used and not otherwise defined herein are defined in Article 1 hereof.

RECITALS

WHEREAS, (i) the Company, (ii) Centricus, (iii) Sponsor (solely in its capacity as the representative of Centricus), (iv) Arqit Limited, a company limited by shares incorporated in England under registration number 10544841 (“Arqit”), (v) David John Williams (solely in his capacity as the representative of the shareholders of Arqit) and (vi) certain of the Holders have entered into that certain Business Combination Agreement dated as of May 12, 2021 (the “Business Combination Agreement”), pursuant to which, among other things, Centricus will merge with and into the Company (the “Merger”) and the Company will acquire all of the issued and outstanding shares of Arqit (the “Share Acquisition”);

WHEREAS, on or about the date hereof, each Holder is entering into lock-up agreements with the Company (each a “Lock-up Agreement”), pursuant to which, among other things, each Holder agrees not to transfer Ordinary Shares for a certain period of time following the Closing, subject to certain exceptions specified therein;

WHEREAS, Centricus and Sponsor entered into that certain Registration Rights Agreement, dated as of February 3, 2021 (the “Prior Agreement”);

WHEREAS, Centricus and Sponsor wish to terminate the Prior Agreement, with such termination effective as of the date hereof, in order to provide for the terms and conditions included herein;

WHEREAS, as of the date hereof, the Holders hold the Ordinary Shares and the Private Warrants set forth in Schedule A to this Agreement; and

WHEREAS, the parties hereto are entering into this Agreement concurrently with, and contingent upon, the Closing.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall mean this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Arqit” shall have the meaning given in the Recitals hereto.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Centricus” shall have the meaning given in the Preamble hereto.

“Centricus IPO Prospectus” shall mean the final prospectus of Centricus, dated as of February 3, 2021, and filed with the SEC on February 5, 2021 (File No. 333-251856).

“Closing” shall mean the closing of the Merger and the Share Acquisition in accordance with the terms of the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto.

“Demand Registration” shall have the meaning given in Section 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1” shall have the meaning given in Section 2.1.1.

“Form F-3” shall have the meaning given in Section 2.3.1.

“Holders” shall have the meaning given in the Preamble hereto.

“Lock-up Agreement” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4.

“Merger” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement not misleading or, in the case of a Prospectus, not misleading in the light of the circumstances under which they were made.

“New Holders” shall mean, collectively, (i) David John Williams, (ii) David James Bestwick, (iii) D2BW Limited, (iv) Notion Capital III LP and (v) any persons or entities to which the foregoing persons transfer any Registrable Securities as permitted under this Agreement and the applicable Lock-Up Agreement.

“Ordinary Shares” shall mean the ordinary shares, with no par value, of the Company.

“Original Holders” shall mean, collectively, (i) Sponsor, (ii) Nicholas Taylor and (iii) any persons or entities to which the foregoing person or entity transfers any Registrable Securities as permitted under this Agreement and the applicable Lock-Up Agreement.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Warrants” shall mean each one (1) warrant of the Company entitling the holder thereof to purchase one (i) Ordinary Share on substantially the same terms and conditions described in the Centricus IPO Prospectus with respect to the private warrants of Centricus.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Ordinary Shares set forth on Schedule A, (b) the Private Warrants set forth on Schedule A (including any Ordinary Shares issuable upon the exercise of any such Private Warrants), (c) any Earnout Shares (as defined in the Business Combination Agreement) issued pursuant to the terms of the Business Combination Agreement, and (d) any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Ordinary Shares, Private Warrants (including any Ordinary Shares issuable upon the exercise of any such Private Warrants) or Earnout Shares; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriter in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration or the Takedown Requesting Holder initiating an Underwritten Shelf Takedown.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in Section 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Share Acquisition” shall have the meaning given in the Recitals hereto.

“Shelf” shall have the meaning given in Section 2.3.1.

“Sponsor” shall mean Centricus Heritage LLC, a Cayman Islands limited liability company.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.3.2.

“Takedown Requesting Holder” shall have the meaning given in Section 2.3.3.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.3.3.

ARTICLE 2
REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration.  Subject to the provisions of Section 2.1.4 hereof, at any time and from time to time on or after the date hereof, (i) New Holders holding at least a majority in interest of the then issued and outstanding number of Registrable Securities held by all New Holders or (ii) Original Holders holding at least a majority in interest of the then issued and outstanding number of Registrable Securities held by all Original Holders (such New Holders or such Original Holders, as the case may be, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within five (5) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within three (3) business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form F-1 or any similar long-form registration statement that may be available at such time (“Form F-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form F-1 Registration have been sold, in accordance with Section 3.1 of this Agreement; provided, further, that an Underwritten Shelf Takedown shall not count as a Demand Registration; provided, further, that to the extent that at least two (2) Registrations have been effected prior to the issuance of the Earnout Shares pursuant to the Business Combination Agreement, the New Holders shall have the right to demand a further two (2) Registrations in order to effect the Registration of the Earnout Shares.

2.1.2 Effective Registration.  Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering.  Subject to the provisions of Section 2.1.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of persons other than the Holders of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) business days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this Section 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with Section 2.3.3.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration (other than Underwritten Shelf Takedown), in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (i) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration: (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2.1 hereof, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration: (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2.1 hereof, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Shelf Registrations.

2.3.1 The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form F-3 or similar short form registration statement that may be available at such time (“Form F-3”), or if the Company is ineligible to use Form F-3, on Form F-1; a registration statement filed pursuant to this Section 2.3.1 (a “Shelf”) shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. Within three (3) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on a Shelf, the Company shall promptly give written notice of the proposed Registration to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration shall so notify the Company, in writing, within three (3) business days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than ten (10) days after the Company’s initial receipt of such written request for a Registration on a Shelf, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to this Section 2.3.1 if the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000. The Company shall maintain each Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such Shelf. In the event the Company files a Shelf on Form F-1, the Company shall use its commercially reasonable efforts to convert the Form F-1 to a Form F-3 as soon as practicable after the Company is eligible to use Form F-3.

2.3.2 If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities including on such Shelf, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, a Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.

2.3.3 At any time and from time to time after a Shelf has been declared effective by the Commission, the Sponsor may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least 48 hours prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any holder (each a “Takedown Requesting Holder”) at least 24 hours prior to the public announcement of such Underwritten Shelf Takedown pursuant to written contractual piggyback registration rights of such holder (including to those set forth herein). The Sponsor shall have the right to select the Underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed. For purposes of clarity, any Registration effected pursuant to this Section 2.3.3 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3.4 If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Sponsor and the Takedown Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Sponsor and the Takedown Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Sponsor that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities of the Takedown Requesting Holders, if any, that can be sold without exceeding the Maximum Number of Securities, determined pro rata based on the respective number of Registrable Securities that each Takedown Requesting Holder has so requested to be included in such Underwritten Shelf Takedown.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of Underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any Registrable Securities held by any Holder, until after the expiration of any Lock-Up Agreement to which such Holder is party.

ARTICLE 3
COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE 4
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which he, she or it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 5
MISCELLANEOUS

5.1 Notices. All notices, demands, requests, consents, approvals or waivers and other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

To the Company:

Arqit Quantum Inc.

3 More London Riverside

London SE1 2RE

United Kingdom

Attn: David Williams

Email: dw@arqit.uk

To Centricus:

Centricus Acquisition Corp.

PO Box 309, Ugland House

Grand Cayman, KY1- 1104

Cayman Islands

Attn: Garth Ritchie

Email: Garth.Ritchie@centricus.com

To a Holder: to the address set forth beside such Holder’s name on Schedule A hereto.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the rights, duties and obligations of the Holders hereunder may not be freely assigned or delegated by such Holder except in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder, provided, that such transferee shall only be admitted as a party hereunder and assume such Holder’s rights and obligations under this Agreement upon its, his or her execution and delivery of a joinder agreement, in form and substance reasonably acceptable to the Company agreeing to be bound by the terms and conditions of this Agreement as if such person were a Holder party hereto; whereupon such person will be treated for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as such Holder with respect to the transferred Registrable Securities.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Without limiting the generality of the foregoing, Centricus and Sponsor hereby agree that the Prior Agreement is hereby terminated and of no further force or effect.

5.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 5.6 or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 5.1 and that nothing in this Section 5.6 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

5.7 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.11 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.13 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5 shall survive any termination.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ARQIT QUANTUM INC.

By:
	Name:	David Williams
	Title:	Director

in connection with Section 5.5 solely, CENTRICUS:

CENTRICUS ACQUISITION CORP.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

CENTRICUS HERITAGE LLC

By:
	Name:	Garth Ritchie
	Title:	Manager

By:
	Name:	Nizar Al-Bassam
	Title:	Manager

By:
	Name:	Carlo Calabria
	Title:	Manager

By:
	Name:	Cristina Levis
	Title:	Manager

NICHOLAS TAYLOR

DAVID JOHN WILLIAMS

DAVID JAMES BESTWICK

D2BW LIMITED

NOTION CAPITAL III LP

SCHEDULE A

Holder	Address	Number of Ordinary Shares	Number of Private Warrants
Centricus Heritage LLC	PO Box 309, Ugland House Grand Cayman, KY1- 1104 Cayman Islands
Nicholas Taylor	PO Box 309, Ugland House Grand Cayman, KY1- 1104 Cayman Islands		–
David John Williams			–
David James Bestwick			–
D2BW Limited			–
Notion Capital III LP

Exhibit 2

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [ • ], 2021 between (i) Arqit Quantum Inc., a Cayman Islands exempted limited liability company (“Pubco”) and (ii) the undersigned (the “Holder”). Pubco and the Holder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, Centricus Acquisition Corp., Pubco and Arqit Limited, among others, entered into a business combination agreement, dated May 12, 2021 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions, including the exchange of all of the Purchaser Ordinary Shares owned by the Holder into a corresponding number of Pubco Ordinary Shares determined in accordance with the Business Combination Agreement.

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Pubco Ordinary Shares to be received by the Holder pursuant to the Business Combination Agreement (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.            Lock-Up Provisions.

(a)                 The Holder agrees that it shall not effectuate a Transfer of the Pubco Ordinary Shares that are held by the Holder during the period commencing from the Share Acquisition Closing until the earlier to occur of (i) the date on which the closing price of the Pubco Ordinary Shares during such period exceeds Twelve Dollars Fifty Cents ($12.50) per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any twenty (20) trading days during a thirty (30) consecutive trading day period and (ii) eighteen (18) months after the Share Acquisition Closing (the “Lock-up Period”).

(b)                 Notwithstanding the provisions set forth in Section 1(a), Transfers of the Pubco Ordinary Shares that are held by the Holder (and that have complied with this Section 1(b)) are permitted (i) to Pubco’s officers or directors, any Affiliates or immediate family members of any of Pubco’s officers or directors, any members of the Holder, or any Affiliates of the Holder, (ii) to shareholders or limited partners of the Holder, or, in the case of a Holder which is a limited liability partnership, its members, (iii) by gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is a member of the Holder’s immediate family, an Affiliate of such person or to a charitable organization, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order or in connection with a divorce settlement, (vi) to (A) any UK Government departments, including their executive agencies, other subsidiary bodies and other parts of UK Government; (B) companies wholly or partly owned by UK Government departments and their subsidiaries; (C) non-departmental public bodies, other public bodies, public corporations and their subsidiary bodies sponsored by UK Government departments; and/or (D) any successors to any of the entities set out in (A), (B) and (C) above or any new bodies which fall within the same criteria (vii) by virtue of the laws of the Holder’s jurisdiction of incorporation or organization, the Holder’s organizational documents or the rights attaching to the equity interests in the Holder upon dissolution of the Holder, (viii) the exercise of any options, warrants or other convertible securities to purchase Pubco Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any Pubco Ordinary Shares issued upon such exercise shall be subject to the Lock-Up Period, (ix) to satisfy tax withholding obligations pursuant to the Holder’s equity incentive plans or arrangements, (x) in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, (xi) by a Holder to any entity including without limitation any fund, partnership, company or investment trust to whom the Holder transfers interests in one or more of its portfolio of investments, or any successor entity following a restructuring transaction of that Holder and (xii) in connection with a transfer pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all Holders of Pubco Ordinary Shares involving a change of control of Pubco, provided, that in clauses (i) through (xi), the transferee must enter into a written agreement in substantially the form of this Agreement, agreeing to be bound by the terms of the Lock-up Period. If dividends are declared and payable in Pubco Ordinary Shares, such dividends will also be subject to the Lock-up Period.

(c)                 If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pubco may impose stop-transfer instructions with respect to the Restricted Securities of the Holder (and any permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(d)                 During the Lock-Up Period, each certificate evidencing any Restricted Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [ • ], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e)                 For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities.

(f)                  For the purposes of this Section 1, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell (including, for the avoidance of doubt, through a distribution in specie), hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

2.            Miscellaneous.

(a)                 Effective Date. Section 1 of this Agreement shall become effective upon the Share Acquisition Closing, subject to the consummation of the transactions contemplated by the Business Combination Agreement on the Share Acquisition Closing Date.

(b)                 Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Share Acquisition Closing, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c)                 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(d)                 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(e)                 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 2(e) or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 2(h) and that nothing in this Section 2(e) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

(f)                  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(g)                 Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h)                 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Arqit Quantum Inc. c/o Maples Corporate Services Limited PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands United Kingdom Attn: David Williams Email: dw@arqit.uk

With a copy to (which shall not constitute notice):

White & Case LLP

5 Old Broad Street

London EC2N 1DW

United Kingdom

Attention: Elliott Smith, Daniel Turgel and Monica Holden

Email: elliott.smith@whitecase.com, daniel.turgel@whitecase.com, mholden@whitecase.com

If to the Holder, to: the address set forth under the Holder’s name on the signature page hereto.

(i)                  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j)                  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k)                 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agree that each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each party hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, the first party will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

(l)                  Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Parties under any other agreement between the Holder and Pubco or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of the Parties under this Agreement.

(m)                Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n)                Counterparts; Facsimile.  This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

 IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Pubco:

Arqit Quantum Inc.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder: [                                                        ]

By:

Notice Information:

Address:

Telephone No.

Email: E-mail:

Exhibit C

ARQIT QUANTUM INC.

2021 INCENTIVE AWARD PLAN

1.            Establishment of the Plan; Effective Date; Duration.

(a)          Establishment of the Plan; Effective Date. Arqit Quantum Inc., a Cayman Islands corporation (the “Company”), hereby establishes this incentive compensation plan to be known as the “Arqit Quantum Inc. 2021 Incentive Award Plan,” as amended from time to time (the “Plan”). The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Other Cash-Based Awards, Dividend Equivalents, and Performance Compensation Awards. The Plan shall become effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within twelve months following the date the Plan is first approved by the Board. The Plan shall remain in effect as provided in Section 1(b) of the Plan. Capitalized but undefined terms shall have the meaning set forth in Section 3 of the Plan.

(b)          Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 14. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date, provided, however, in the case of an Award that is an Incentive Stock Option, no Incentive Stock Option shall be granted on or after ten years from the earlier of (i) the date the Plan is approved by the Board and (ii) date the Company’s stockholders approve the Plan.

2.            Purpose. The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby certain directors, officers, employees, consultants and advisors of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.

3.            Definitions. Certain terms used herein have the definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:

(a)          “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)          “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Awards, Other Cash-Based Awards, Dividend Equivalents, and/or Performance Compensation Award granted under the Plan.

(c)          “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

(d)          “Board” means the Board of Directors of the Company.

(e)          “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination, or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of  “Cause” contained therein), a Participant’s (A) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers; (B) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment or other service to the Company or an Affiliate; (C) alcohol abuse or use of controlled substances other than in accordance with a physician’s prescription; (D) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (F) below) to the Company or its Affiliates (other than due to a disability, as determined by the Committee), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (E) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; or (F) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation and/or proprietary rights.

(f)           “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon any of the following events:

(i)            any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company or any of its Affiliates, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Shares) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the total voting power of the then outstanding voting securities of the Company;

(ii)           the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) were directors on the Effective Date or (y) become directors after Effective Date and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors on the Effective Date or whose election or nomination for election was previously so approved;

(iii)          the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iv)          the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets; or

(v)           any other event specified as a “Change in Control” in an applicable Award Agreement.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii), (iv), or (v) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(g)          “Claim” means any claim, liability or obligation of any nature, arising out of or relating to the Plan or an alleged breach of the Plan or an Award Agreement.

(h)          “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(i)           “Committee” means a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

(j)           “Common Shares” means shares of the Company’s Class A common stock, par value $0.0001 per share (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged).

(k)          “Company” means Arqit Quantum Inc., a Cayman Islands corporation.

(l)           “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(m)         “Dividend Equivalent” means a right awarded under Section 11 to receive the equivalent value (in cash or Common Shares) of ordinary dividends that would otherwise be paid on the Common Shares subject to an Award that is a full-value award but that have not been issued or delivered.

(n)          “Effective Date” shall mean the date on which the transactions contemplated by that certain Business Combination Agreement, by and among Centricus Acquisition Corp., Centricus Heritage, LLC, Arqit Limited, David Williams as the Company Shareholder Representative, the shareholders of Arqit Limited and, Arqit Quantum Inc., dated as of [ • ], 2021 as amended from time to time, are consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.

(o)          “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(p)          “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he begins employment with or begins providing services to the Company or its Affiliates, provided that the Date of Grant of any Award to such individual shall not be prior to the date he begins employment with or begins providing services to the Company or its Affiliates).

(q)          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

(r)           “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(s)          “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:

(i)            If the Common Shares are listed on any established stock exchange or a national market system, the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)           If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)          In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose).

(iv)          Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

(t)           “Immediate Family Members” shall have the meaning set forth in Section 15(b)(ii).

(u)          “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan for incentive stock options.

(v)          “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.

(w)         “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of the Plan. The Committee may utilize one or more Independent Third Parties.

(x)          “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(y)         “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(z)          “Option” means an Award granted under Section 7 of the Plan.

(aa)        “Option Period” has the meaning given such term in Section 7(c) of the Plan.

(bb)       “Other Cash-Based Award” means a cash Award granted to a Participant under Section 10 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(cc)        “Other Stock-Based Award” means an equity-based or equity-related Award, other than an Option, SAR, Restricted Stock, Restricted Stock Unit or Dividend Equivalent, granted in accordance with the terms and conditions set forth under Section 10 of the Plan

(dd)       “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(ee)        “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 12 of the Plan.

(ff)         “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan pursuant to Section 12 of the Plan.

(gg)       “Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the applicable Performance Period.

(hh)       “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria pursuant to Section 12 of the Plan.

(ii)          “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(jj)          “Permitted Transferee” shall have the meaning set forth in Section 15(b)(ii) of the Plan.

(kk)        “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(ll)          “Plan” means this Arqit Quantum Inc.. 2021 Incentive Award Plan, as amended from time to time.

(mm)      “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(nn)       “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(oo)       “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(pp)       “SAR Period” has the meaning given such term in Section 8(b) of the Plan.

(qq)        “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(rr)         “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(ss)        “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(tt)         “Subsidiary” means, with respect to any specified Person:

(i)            any corporation, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)           any partnership (or any comparable foreign entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(uu)        “Substitute Award” has the meaning given such term in Section 5(e).

4.            Administration.

(a)          The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)          Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, in each case, to the extent consistent with the terms of the Plan.

(c)          The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d)          Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)          No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f)           Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.            Grant of Awards; Shares Subject to the Plan; Limitations.

(a)          The Committee may, from time to time, grant Awards to one or more Eligible Persons.

(b)          Subject to Section 13 of the Plan, Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of 15, 000,000 Common Shares; provided, that the total number of Common Shares that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2022, by a number of Common Shares equal to one percent (1%) of the total outstanding Common Shares on the last day of the prior calendar year, and (ii) the maximum number of Common Shares that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director shall not exceed $250,000 in total value (calculating the value of any such Awards based on the Fair Market Value on the Date of Grant of such Awards for financial reporting purposes), provided further that when taken together with any cash fees paid to such non-employee director during such fiscal year in respect of his service as a non-employee director (including service as a member or chair of any committee of the Board), the value of such total awards and cash fees paid shall not exceed $750,000; provided that the non-employee directors who are considered independent (under the rules of The NASDAQ Stock Market or other securities exchange on which the Common Shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Notwithstanding the automatic annual increase set forth in (i) above, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of Common Shares than would otherwise occur pursuant to the stipulated percentage.

(c)          In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Shares underlying Awards under the Plan that are forfeited, canceled, expire unexercised, or are settled in cash shall also be available again for issuance as Awards under the Plan.

(d)          Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e)          Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

6.            Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.            Options.

(a)          Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Subject to Section 13, the maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is 15,000,000 Common Shares, which, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 5(b)(i). Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)          Exercise Price. Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.

(c)          Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

(d)          Method of Exercise and Form of Payment. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid upon exercise of such Option. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option, accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, including without limitation: (A) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price, (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(e)          Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f)           Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable; any other applicable law; the applicable rules and regulations of the Securities and Exchange Commission; or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.            Stock Appreciation Rights.

(a)          Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)          Strike Price. The Strike Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.

(c)          Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.

(d)          Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e)          Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised, multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares having a Fair Market Value equal to such amount, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

9.            Restricted Stock and Restricted Stock Units.

(a)          Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)          Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including, without limitation, the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

(c)          Vesting. Unless otherwise provided by the Committee in an Award Agreement the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

(d)          Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)            Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share) or shall register such shares in the Participants name without any such restrictions. Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).

(ii)           Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (B) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.

10.          Other Stock-Based Awards and Other Cash-Based Awards..

(a)          Other Stock-Based Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Common Shares), in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Other Stock-Based Awards may involve the transfer of actual Common Shares to Participants, or payment in cash or otherwise of amounts based on the value of Common Shares. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.

(b)          Other Cash-Based Awards. The Committee may grant a Participant a cash Award not otherwise described by the terms of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(c)          Value of Awards. Each Other Stock-Based Award shall be expressed in terms of Common Shares or units based on Common Shares, as determined by the Committee, and each Other Cash-Based Awards shall be shall be expressed in terms of cash, as determined by the Committee. The Committee may establish Performance Goals in its discretion pursuant to Section 12, and any such Performance Goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish Performance Goals, the number and/or value of Other Stock-Based Awards or Other Cash-Based Awards that will be paid out to the Participant will depend on the extent to which such Performance Goals are met.

(d)          Payment of Awards. Payment, if any, with respect to an Other Stock-Based Award or Other Cash-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash, Common Shares or a combination of cash and Common Shares, as the Committee determines.

(e)          Vesting. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards or Other Cash-Based Awards following the Participant’s termination of employment or service (including by reason of such Participant’s death, disability (as determined by the Committee), or termination without Cause). Such provisions shall be determined in the sole discretion of the Committee and will be included in the applicable Award Agreement but need not be uniform among all Other Stock-Based Awards or Other Cash-Based Awards issued pursuant to the Plan and may reflect distinctions based on the reasons for the termination of employment or service.

11.          Dividend Equivalents. No adjustment shall be made in the Common Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Common Shares prior to issuance of such Common Shares under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Common Shares that are subject to any Award (other than an Option or Stock Appreciation Right). Any Award of Dividend Equivalents may be credited as of the dividend payment dates, during the period between the Date of Grant of the Award and the date the Award becomes payable or terminates or expires, as determined by the Committee; however, Dividend Equivalents shall not be payable unless and until the Award becomes payable, and shall be subject to forfeiture to the same extent as the underlying Award. Dividend Equivalents may be subject to any additional limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be payable in cash, Common Shares or converted to full-value Awards, calculated based on such formula, as may be determined by the Committee.

12.          Performance Compensation Awards.

(a)          Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award Agreement.

(b)          Discretion of Committee with Respect to Performance Compensation Awards. The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.

(c)          Performance Criteria. The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total stockholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; (xxxiii) personal targets, goals or completion of projects; and (xxxiv) such other criteria as established by the Committee in its discretion from time to time. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparable or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

(d)          Modification of Performance Goal(s). The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.

(e)          Terms and Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (i) the Performance Goals for such period are achieved; and (ii) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.

(f)           Timing of Award Payments. Except as provided in an Award Agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination in accordance with Section 12(e); provided, however, that in the event a Performance Compensation Award is subject to Code Section 409A, payment of any amounts determined in accordance with Section 12(e) shall be paid to the Participant no later than March 15th of the year following the year in which the last day of the applicable Performance Period occurred.

13.          Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, subject to the requirements of Code Sections 409A, 421, and 422, if applicable, including without limitation any or all of the following:

(a)          adjusting any or all of  (i) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (ii) the terms of any outstanding Award, including, without limitation, (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (B) the Exercise Price or Strike Price with respect to any Award or (C) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(b)          providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(c)          accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

(d)          modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

(e)          deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;

(f)           providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

(g)          canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be final, conclusive and binding for all purposes.

14.          Amendments and Termination.

(a)          Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 14(b) (to the extent required by the proviso in such Section 14(b)) shall be made without stockholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b)          Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, unless the Committee determines, in its sole discretion, that the amendment is necessary for the Award to comply with Code Section 409A; provided, further, that without stockholder approval, except as otherwise permitted under Section 13 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.

15.          General.

(a)          Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.

(b)          Nontransferability.

(i)            Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)           Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as, a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)          The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)          Tax Withholding and Deductions.

(i)            A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under applicable law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii)           Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a Fair Market Value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such liability.

(d)          No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any Claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. A Participant’s sole remedy for any Claim related to the Plan or any Award shall be against the Company, and no Participant shall have any Claim or right of any nature against any Subsidiary or Affiliate of the Company or any stockholder or existing or former director, officer or employee of the Company or any Subsidiary of the Company. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any Claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any Claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e)          International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

(f)           Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his spouse or, if the Participant is unmarried at the time of death, his estate.

(g)          Termination of Employment/Service. Unless determined otherwise by the Committee at any time following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

(h)          No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(i)           Government and Other Regulations.

(i)            The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)           The Committee may cancel an Award or any portion thereof if the Committee determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Common Shares subject to such Award or portion thereof that is canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j)           Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior Claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)          Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(l)           No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees or service providers under general law.

(m)         Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of or service provider to the Company or the Committee or the Board, other than himself.

(n)          Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(o)          Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the Cayman Islands applicable to contracts made and performed wholly within the Cayman Islands, without giving effect to the conflict of laws provisions thereof.

(p)          Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(q)          Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(r)           Code Section 409A.

(i)            Notwithstanding any provision of the Plan to the contrary, all Awards made under the Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the authoritative guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.

(ii)           If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award Agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

(iii)          Any adjustments made pursuant to Section 13 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 13 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.

(s)          Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(t)           Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.

(u)          Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.

(v)          Erroneously Awarded Compensation. All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements.